     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1999



                                                      REGISTRATION NO. 333-79601

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                COMPGEEKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               5734                              33-0852937
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                               2370 OAK RIDGE WAY
                            VISTA, CALIFORNIA 92083
                                 (760) 734-3681
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                MR. FRANK SEGLER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                COMPGEEKS, INC.
                               2370 OAK RIDGE WAY
                            VISTA, CALIFORNIA 92083
                                 (760) 734-3681
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   COPIES TO:

                  MARTIN C. NICHOLS, ESQ.                                    MICHAEL J. CONNELL, ESQ.
                 ROSS L. BURNINGHAM, ESQ.                                       VICTOR H. SIM, ESQ.
              BROBECK, PHLEGER & HARRISON LLP                                MORRISON & FOERSTER, LLP
               550 WEST C STREET, SUITE 1300                             555 WEST FIFTH STREET, SUITE 3500
                SAN DIEGO, CALIFORNIA 92101                                LOS ANGELES, CALIFORNIA 90013
                      (619) 234-1966                                              (213) 892-5200

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
       SECURITIES TO BE REGISTERED              REGISTERED             SHARE(2)              PRICE(2)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per
  share..................................      5,750,000(1)             $11.00             $63,250,000            $16,958(3)
                                                                                                                  $  626(4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Includes 750,000 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated pursuant to Rule 457 solely for the purpose of calculating the amount of the registration fee.



(3) Previously paid in connection with the May 28, 1999 filing of this S-1 registration statement.



(4) Paid in connection with this filing of Amendment No. 1 to the Form S-1 registration statement.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 19, 1999


                                [COMPGEEKS LOGO]


                                5,000,000 Shares



                                  Common Stock


                           -------------------------


     This is our initial public offering and no public market currently exists for our shares. The estimated initial public offering price is between $9.00 and $11.00 per share.


     We have applied to have our common stock listed on the Nasdaq National Market under the symbol "CGKS."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


                                                              PER SHARE       TOTAL
                                                              ---------    -----------
Public Offering Price.......................................
Underwriting Discounts and Commissions......................
Proceeds to CompGeeks, Inc..................................



     The underwriters have an option to purchase 750,000 additional shares from us to cover over-allotments of shares.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          Joint Book-Running Managers



FIRST UNION CAPITAL MARKETS CORP.                        EVEREN SECURITIES, INC.


                           -------------------------


ING BARINGS



              C.E. UNTERBERG, TOWBIN


                                                        GEORGE K. BAUM & COMPANY

                                           , 1999

DESCRIPTION OF PROSPECTUS ARTWORK:

FRONT COVER:

Page-sized light background image of a computer monitor. Corporate logo at top of page.

OVERLEAF:

Page-sized light background image of facility. Two black circles at top of page: left contains the compgeeks.com(sm) logo, and web site address (URL); right contains Evertek(sm) logo and URL.

Two columns of text on page:

Left column headed by bold text reading "Business to Consumer" over "(Retail)".

Right column headed by bold text reading "Business to Business" over "(Wholesale)".

Body of text reads:

Our business-to-consumer retail division sells directly to end-users from our web site at www.compgeeks.com.

Our business-to-business wholesale division sells to computer resellers worldwide, primarily via our web site at www.evertek.com.

Our experience, integrity, and creative approach to problem solving allow us to provide competitive pricing while maintaining profitability.


Interspersed throughout this text are the following words in lavender text:

Integrity
Online Shopping
Retail
Amazing Values

Experience
Automated Support
Wholesale
Creative Solutions

Also on this page is a green oval containing black text reading:
"We own, stock, and ship all products we offer for sale from our fulfillment facilities in Southern California. Our web sites allow users to view detailed product information, select shipping methods, shop, and track orders online 24 hours a day, 7 days a week."

INSIDE SPREAD:

Light background of warehouse interior.

White text across top reads "Over 1.5 million cubic feet of warehouse"

Two black circles at top of spread: left corner contains the compgeeks.com(sm) logo, and web site address (URL); right corner contains Evertek(sm) logo and URL.

Left of spread depicts compgeeks.com web site pages.
Right of spread depicts Evertek web site pages.

Center of spread depicts images of various computer hardware products and product category names in dark text. Inset at bottom center of spread are photographs of facilities.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Special Note Regarding Forward-Looking Statements...........   15
Use of Proceeds.............................................   16
Dividend Policy.............................................   16
Capitalization..............................................   17
Dilution....................................................   18
Selected Combined Financial Data............................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Quantitative and Qualitative Disclosures About Market
  Risk......................................................   28
Business....................................................   29
Management..................................................   41
Relationships and Related Transactions......................   49
Principal Stockholders......................................   50
Description of Securities...................................   52
Shares Eligible for Future Sale.............................   55
Underwriting................................................   56
Legal Matters...............................................   58
Experts.....................................................   58
Where You Can Find More Information.........................   58
Index to Financial Statements...............................  F-1


                           -------------------------

                      NOTES TO READERS OF THIS PROSPECTUS


     - Our principal executive offices are located at 2370 Oak Ridge Way, Vista, California 92083. Our telephone number at that location is (760) 734-3681. Our Web site addresses are www.compgeeks.com, www.evertek.com and www.wholesaleauction.com. INFORMATION CONTAINED ON OUR WEB SITES IS NOT PART OF THIS PROSPECTUS.



     - Our organizers incorporated CompGeeks, Inc. in Delaware in April 1999. Evertek Computer Corporation, compgeeks.com and Evertek Trading Limited are wholly owned subsidiaries of CompGeeks, Inc.

                           -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.
                           -------------------------

     Until              , 1999 (25 days after the date of this prospectus), all
dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


     This summary highlights the material information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements. Unless otherwise noted, all share amounts including and subsequent to the share exchange in this prospectus give retroactive effect to a .823 for 1 reverse stock split effected in July 1999.



     We are an Internet wholesale supplier and discount retailer of computers and peripherals to businesses, resellers and consumers. Our expertise in purchasing manufacturers' excess inventories, close-outs and out-of-date products allows us to provide competitive pricing while maintaining profitability. We believe we have combined this expertise with superior customer service to develop loyal, repeat customers. Our customer base has grown substantially since 1994 largely through word-of-mouth. We own, stock and ship all products we offer for sale, as opposed to many online retailers which neither own nor control their inventory and are required to ship from third party suppliers.


     One of the central challenges to computer and peripheral manufacturers is the high speed with which their current inventory becomes excess inventory: today's leading-edge model is tomorrow's end-of-life product. We efficiently acquire and resell excess, close-out and refurbished computers and peripherals, and provide our suppliers with a much-needed alternative distribution channel.

     We operate two channels of distribution: www.evertek.com, our business-to-business channel that sells to computer dealers worldwide, and www.compgeeks.com, our business-to-consumer channel. Our compgeeks.com division sells to end-users both through our own Web site and through Internet auction sites such as ONSALE, Inc. We believe our multiple sales channels allow us to buy types and quantities of merchandise that exceed the sales capacity of our direct competitors, allowing us to generally receive larger price discounts. Our Web sites allow users to view detailed product information, select shipping methods and track orders electronically.


     Our business has grown rapidly, with sales increasing from $3.5 million in 1994 to $49.5 million for the year ended December 31, 1998. We have been profitable throughout this period. During the first half of 1999, we averaged over 750 retail orders per business day with an average value of over $90 per order and over 130 wholesale orders per business day with an average value of $1,400 per order.



     Selling computers and peripherals over the Internet is a rapidly evolving and intensely competitive industry. Current and new competitors can launch new electronic commerce Web sites at relatively low cost. We expect competition in electronic commerce to increase as traditional retailers, suppliers, manufacturers and direct marketers of computer products enter this market segment.


     Our objective is to be the leading Internet wholesale supplier and discount retailer of computers and peripherals. Key elements of our business strategy include:

     - Expand and strengthen our relationships with our suppliers;

     - Capitalize on our experience and varied sales channels;

     - Broaden our product line; and


     - Increase our customer base.

                                  THE OFFERING


Common stock offered by us......    5,000,000 shares



Common stock outstanding after
this offering...................    19,572,861 shares


Use of proceeds.................    To pay outstanding debt obligations to banks
                                    and our founders, to distribute additional retained earnings through the closing of this offering in excess of $500,000 to our founders, to increase our merchandise inventory, to increase our sales and marketing efforts and for other general corporate uses. Please see "Use of Proceeds."


Proposed Nasdaq National Market
  Symbol........................    CGKS

                        SUMMARY COMBINED FINANCIAL DATA


     The following tables summarize the financial data for our business. We have presented the following information to give pro forma effect to the distributions made to shareholders and our conversion from S corporation status to C corporation status. You should also read our Combined Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in conjunction with the following.



                                                                               SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                   JUNE 30,
                                 ---------------------------------------   -------------------------
                                    1996          1997          1998          1998          1999
                                 -----------   -----------   -----------   -----------   -----------
COMBINED STATEMENT OF INCOME
  DATA:
Net sales......................  $15,772,172   $26,917,789   $49,514,651   $21,461,015   $36,425,347
Gross profit...................    3,025,794     5,409,764     9,533,792     4,805,844     5,846,625
Income from operations.........    1,625,893     2,621,886     4,918,856     2,908,236     2,748,903
Income before income taxes.....    1,611,966     2,650,599     4,990,215     2,905,511     2,643,946
Provision for income taxes.....       24,954        66,799        68,097        22,254        42,829
Net income.....................    1,587,012     2,583,800     4,922,118     2,883,257     2,601,117
Pro forma information(1):
  Historical income before
    provision for income
    taxes......................    1,611,966     2,650,599     4,990,215     2,905,511     2,643,946
  Pro forma provision for
    income taxes...............      644,786     1,060,240     1,996,086     1,162,204     1,057,578
                                 -----------   -----------   -----------   -----------   -----------
  Pro forma net income.........  $   967,180   $ 1,590,359   $ 2,994,129   $ 1,743,307   $ 1,586,368
                                 ===========   ===========   ===========   ===========   ===========
  Pro forma net income per
    basic and diluted
    share(2)...................  $      0.07   $      0.11   $      0.21   $      0.12   $      0.11
                                 ===========   ===========   ===========   ===========   ===========
  Pro forma weighted average
    common shares
    outstanding................   14,572,861    14,572,861    14,572,861    14,572,861    14,572,861
                                 ===========   ===========   ===========   ===========   ===========



                                                                  AT JUNE 30, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  254,470   $41,997,457
Inventory...................................................   4,701,776     4,701,776
Working capital.............................................   1,263,153    43,006,140
Total assets................................................   9,053,800    50,796,787
Total stockholders' equity..................................   1,723,418    46,007,003


-------------------------
(1) Pro forma net income reflects a provision for income taxes on a pro forma basis as if we had been taxed as a C corporation.


(2) Pro forma net income per basic and diluted share is calculated assuming the share exchange occurred on January 1, 1996.



     The as adjusted balance sheet data listed above reflects the sale of 5,000,000 shares of common stock offered in this offering at an assumed initial public offering price of $10.00 per share after deducting the estimated underwriting discount and estimated offering expenses payable by us. Please see "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS


     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our financial condition or operating results would likely suffer. If this happens, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.


RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED ONLINE OPERATING HISTORY THAT MAKES EVALUATING OUR ELECTRONIC COMMERCE BUSINESS DIFFICULT.

     We have been doing business on the Internet since 1995 for our wholesale division and since 1996 for our discount retail division. We therefore have only a limited operating history as an electronic commerce company. As a result, we can provide only limited information which you can use to evaluate our business and prospects as an electronic commerce company. Also, you should consider the risks and difficulties that early stage companies frequently encounter in the new and rapidly evolving market of electronic commerce. These risks include the following:

     - our evolving and unpredictable business environment;

     - our competitors that have more established electronic commerce operations;

     - our need and ability to manage growth; and

     - the rapid evolution of technology in electronic commerce.

WE RELY HEAVILY ON RELATIONSHIPS WITH MANUFACTURERS, DISTRIBUTORS AND SUPPLIERS TO PROVIDE US WITH MERCHANDISE TO SELL.

     We rely heavily on certain manufacturers, distributors and suppliers to provide us with merchandise for sale at our Web sites. We may not continue to develop and maintain satisfactory relationships with these parties on acceptable commercial terms. We also may not be able to obtain sufficient quality and quantities of merchandise at competitive prices. We acquire the products we sell both directly from manufacturers and indirectly through distributors and suppliers. We have no long-term contracts or arrangements with manufacturers, distributors or suppliers that guarantee availability of merchandise for our Web sites. We cannot assure you that current manufacturers, distributors and suppliers will continue to sell merchandise to us or that we will establish new manufacturer, distributor or supplier relationships that ensure merchandise will be available for sale. Most of the merchandise we sell carries a warranty from the manufacturer or the supplier, and we are not obligated to accept returns of these products. Nevertheless, we often accept returns from customers for which we do not receive reimbursements from our manufacturers or suppliers, and the levels of returned merchandise in the future may increase. We may also find that we have to accept more returns in the future to maintain customer satisfaction.

WE DEPEND ON THIRD PARTIES FOR A LARGE PORTION OF OUR RETAIL SALES.


     In 1998, the retail division had net sales of $17.8 million which accounted for approximately 36% of overall sales. Of these orders from the retail division, approximately $12.6 million or 71% resulted from our strategic relationship with the ONSALE online auction. If we cannot maintain our relationship with ONSALE, our business could be adversely affected. Revenue from ONSALE represented approximately 14%, 25% and 26% of total net sales for the years ended December 31, 1996, 1997 and 1998, respectively, and approximately 13% of total net sales for the six months ended June 30, 1999. While we expect revenues from ONSALE to decrease as an overall percentage of revenues in future periods, we believe that revenues derived from ONSALE may continue to represent a significant portion of our retail division revenue for the foreseeable future.


WE NEED TO CONTINUE TO SUPPLY MERCHANDISE AT AN ATTRACTIVE PRICE TO SUCCESSFULLY ATTRACT OUR TARGET CUSTOMERS.

     Our future success depends on our ability to continue to supply merchandise at an attractive price. An unexpected increase in price competition could decrease our customer base or the demographic characteristics of our customers. Either of these results could adversely affect our business. Our ability to attract our target customers depends on several factors, including the following:

     - maintaining and developing good business relationships with manufacturers, distributors and suppliers;

     - consistently maintaining appropriate levels of inventory;

     - monitoring and adapting to changing consumer preferences;

     - effectively integrating leading-edge technology; and

     - the technical expertise of our staff.

WE MAY NOT SUCCESSFULLY COMBINE COMPGEEKS.COM, EVERTEK AND EVERTEK TRADING.


     Upon the initial filing of this prospectus we combined compgeeks.com, Evertek and Evertek Trading. We are significantly more complex and diverse than any of the companies were before we completed the share exchange that made them our wholly owned subsidiaries. We may not successfully integrate these businesses. Our inability to combine these companies could adversely affect our business and result in the following:


     - management diverting their time from regular duties to integrating the businesses;

     - the assimilation of new operations, sites and personnel could divert staff and financial resources from regular operations;

     - loss of customers and employees of these companies; and

     - maintaining uniform standards, controls, procedures and policies.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY NEGATIVELY AFFECT OUR STOCK PRICE.

     We expect to experience fluctuations in our future operating results due to a variety of factors, many of which are outside our control. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall. Factors that may affect our operating results include the following:


     - our ability to procure computers and peripherals directly from manufacturers, distributors and suppliers at discounted prices;



     - the announcement or introduction of new Web sites, services and products by us, our strategic partners and our competitors;

     - price competition or pricing changes in the computer and peripheral industry;


     - the level of use of the Internet and online services and consumer acceptance of the Internet and other online services for the purchase of consumer products that we offer;

     - our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;


     - our ability to integrate operations and technologies from acquisitions;


     - technical difficulties, system downtime or Internet brownouts;


     - the amount of merchandise returned to us; and



     - general economic conditions and economic conditions specific to the Internet, electronic commerce and our industry.



     In view of the rapidly evolving nature of our business and its limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of future performance. As a result of our limited operating history and the emerging nature of the markets where we compete, we may not accurately predict our revenues. If we do not accurately predict our revenues, we may not budget our expenses accordingly, and this could adversely affect our business.


WE MAY NOT SUCCESSFULLY DEVELOP OUR "COMPGEEKS.COM" AND "EVERTEK" BRAND NAMES.

     To be successful, we must strengthen awareness of our brand names. In order to build our brand names, we must succeed in our marketing efforts, provide high-quality services and products and increase the number of customers on our Web sites. If our marketing efforts are not successful or if we cannot increase awareness of our brand names, it could harm our business.

IF WE ARE UNABLE TO RETAIN KEY PERSONNEL OR ATTRACT NEW PERSONNEL, IT COULD ADVERSELY AFFECT OUR BUSINESS.


     The loss of the services of any of our key personnel or our inability to successfully attract and retain qualified personnel in the future would adversely affect our business. Our future success depends on the continued service of our key personnel, including Frank Segler, our Chairman and Chief Executive Officer, Scott Kusel, our President and Chief Operating Officer, William C. Bousema, our Vice President, Chief Financial Officer and Secretary, Doug Allen, our Vice President of Marketing and Greg Hansen, our Chief Information Officer and General Counsel. We maintain no key person life insurance. Our future success also depends on our ability to attract, retain, integrate and motivate highly skilled employees. Competition for employees in our industry is intense, particularly in the San Diego area, where our headquarters are located. Please see "Management" for detailed information on our key personnel.


IF WE DO NOT SUCCESSFULLY MANAGE OUR INVENTORY IT COULD HURT OUR BUSINESS.

     We directly purchase most of the merchandise that we sell. We assume inventory risks, including the risk that inventory will become obsolete or drop in value. In the recent past we have sold merchandise at a discount or loss. It is impossible to determine with certainty whether an item we purchase will sell for more than the price we pay for it. Because we rely heavily on purchased inventory, our success will depend on our ability to turn our inventory rapidly, the ability of our buying staff to purchase inventory at attractive prices relative to its resale value, and our ability to manage customer returns. If we are unsuccessful in any of these areas, we may be forced to sell our inventory at a discount or loss which could adversely affect our business.

WE MAY NOT BE ABLE TO EXPAND OUR DIRECT SALES FORCE.

     We intend to expand our internal sales force to sell more merchandise. This involves a number of risks, including the following:

     - the short period of time during which our sales force will have worked for us;

     - our ability to hire, retain, integrate and motivate additional sales and sales support personnel;

     - the length of time it takes new sales personnel to become productive; and

     - the competition we face from other companies in hiring and retaining sales personnel.

     Our business could be adversely affected if we do not expand and maintain an effective sales force.

OUR GROWTH MAY STRAIN OUR RESOURCES.


     Our business has grown rapidly in the last three years. The number of our employees in our combined entities has grown from 16 at March 31, 1996 to 65 at June 30, 1999, and the scope of our operating and financial systems has expanded significantly. Our rate of growth places a significant strain on our resources for a number of reasons, including:


     - the need for the continued development of our financial and information management systems;

     - the need to manage relationships with numerous strategic partners, manufacturers, distributors and suppliers;

     - difficulties in hiring and retaining skilled personnel necessary to support our business; and

     - the need to train and manage our growing employee base.

     We cannot assure you that we will adequately address these risks. If we do not, it could adversely affect our business.

WE FACE INTENSE COMPETITION IN THE ELECTRONIC COMMERCE MARKET.


     The electronic commerce industry is rapidly evolving and intensely competitive. We may not succeed in competing against our current and future competitors. It is not difficult to enter the electronic commerce market, and current and new competitors can launch new electronic commerce Web sites at relatively low cost. We expect competition in electronic commerce to increase as retailers, suppliers, manufacturers and direct marketers who have not traditionally sold computer products and consumer goods directly to consumers through the Internet enter this market segment. Furthermore, competition may increase to the extent that mergers and acquisitions result in electronic commerce companies with greater market share and revenues. Increased competition or failure by us to compete successfully is likely to result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs, loss of market share, or any combination of these problems.

     We believe that the principal competitive factors affecting our market are competitive pricing, quality of customer service, brand name recognition, quality of product information, breadth of merchandise offerings, cost of customer acquisition and ease of use of electronic commerce sites. We may not be able to maintain our competitive position against current and potential competitors, especially those with greater resources in financial, marketing, customer support, technical and other areas. As a result, they may secure merchandise from suppliers on more favorable terms than we can. They may also respond more quickly to changes in customer preference or devote greater resources to the development, promotion and sale of their merchandise than we can.



WE MAY NEED MORE CAPITAL.


     We currently expect the net proceeds of this offering, together with our available funds, to be sufficient to meet our needs for working capital, including marketing and advertising expenses, capital expenditures and business expansion for at least the next 18 months. After that time, we may need to raise additional funds. However, we may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary businesses, products, services or technologies. If we issue additional common stock or securities convertible into or exercisable for common stock, the percentage ownership of our existing stockholders will decrease. In addition, we may issue senior securities that have rights, preferences and privileges more favorable than those of the common stock. We cannot assure you that we will have access to additional financing on favorable terms or at all. If we cannot secure additional financing, we may not be able to fund our expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services, products or technologies, or respond successfully to competitive pressures.

WE MAY MAKE INVESTMENTS OR ACQUISITIONS THAT ARE NOT SUCCESSFUL.

     We intend to make investments in or acquire complementary businesses, products, services or technologies on an opportunistic basis when they will assist us in carrying out our business strategy. If we buy a company, we could have difficulty integrating the company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we acquire products, services or technologies, we could have difficulty in assimilating them into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions. Issuing equity securities could dilute the interests of our stockholders.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

     We regard the software used to operate our Web sites, as well as our various trademarks and copyrights, as proprietary. We will continue to attempt to protect them under a combination of copyright, trade secret and trademark laws, as well as by contractual restrictions on employees and third parties. Despite these precautions, it may be possible for unauthorized parties to copy our software or otherwise obtain and use information that we regard as proprietary. Existing trade secrets and copyright laws provide only limited protection. Certain provisions of other license and distribution agreements that we intend to use, including provisions protecting against unauthorized use, copying, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions. Furthermore, we may be required to negotiate limits on these provisions from time to time. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the U.S. The steps we take may not be adequate to deter misappropriation of proprietary information. We also may not detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Significant and protracted litigation may be necessary to protect our intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims for infringement. Third parties may assert claims against us alleging infringement, misappropriation or other violation of proprietary rights, whether or not such claims have merit. These claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing services and products, to incur significant litigation costs and expenses, to develop or acquire non-infringing technology and to obtain licenses for the alleged infringing technology. We may be unable to develop or acquire alternative technologies or obtain such licenses on commercially acceptable terms.

WE FACE RISKS ASSOCIATED WITH MAINTAINING THE VALUE OF OUR DOMAIN NAMES.


     We may be unable to prevent third parties from acquiring domain names that are similar to, infringe on or otherwise decrease the value of our brands and our trademarks and other proprietary rights. We currently hold various Web domain names relating to our brand, including compgeeks.com, evertek.com and wholesaleauction.com, among others. We may not be able to acquire or maintain relevant domain names in all jurisdictions in which we conduct business. Acquiring and maintaining domain names generally is regulated by governmental agencies and their designees. This regulation in the U.S. and in foreign countries may be subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.


WE ARE VULNERABLE TO ADDITIONAL TAX OBLIGATIONS.

     We currently collect sales tax only on retail sales of products delivered to residents in the state of California. However, other states or foreign countries may seek to impose sales tax, value added taxes, duties or other collection obligations on us and other electronic commerce companies. A number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and cause purchasing at our Web site to be less attractive to customers than traditional retail purchasing. In 1998, the U.S. Congress passed legislation limiting for three years the ability of the states to impose new taxes on Internet-based transactions. Failure to renew this legislation could result in the imposition by various states of taxes on electronic commerce. In addition, this legislation does not prevent the application of existing state tax laws to electronic commerce.

WE MAY FACE DIFFICULTIES IN SELLING OUR PRODUCTS INTERNATIONALLY AND MAY BE SUBJECT TO ADDITIONAL RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.


     International sales accounted for approximately 1% of our revenues for the six months ended June 30, 1999. We believe that our ability to increase net sales will require expansion in foreign markets. In seeking to expand, we will face new competitors. We cannot assure you that we will succeed in creating localized versions of our Web content. Even if we succeed, our international revenues may not offset the expense of establishing and maintaining international operations. Weak international demand for our products could adversely affect our business. Additional difficulties and risks inherent in doing business on an international level include but are not limited to:

     - compliance with regulatory requirements and changes in those requirements;

     - export controls relating to technology, tariffs and other trade barriers;

     - higher operational expenses;

     - difficulties in staffing and managing foreign operations;

     - difficulties in collection of accounts receivables;

     - protection of intellectual property rights;

     - political or economic instability;

     - fluctuations in currency exchange rates; and

     - potentially adverse tax consequences.

WE RELY HEAVILY ON THIRD PARTIES, INCLUDING INTERNET SERVICE PROVIDERS AND TELECOMMUNICATIONS COMPANIES.

     Our operations depend on a variety of third parties for Internet access, telecommunications, operating software, merchandise delivery and credit card transaction processing. We have limited control over these third parties, and we cannot assure you that we will maintain satisfactory relationships with any of them on acceptable commercial terms. Nor can we assure you that the quality of products and services that they provide will remain at the levels needed to enable us to conduct our business effectively.

     We rely on Internet service providers to connect our Web sites to the Internet. From time to time, we have experienced temporary interruptions in our Web site connections and our telecommunications access. Frequent or prolonged interruptions of these Web site connection services could decrease the number of users and could result in significant losses of revenues. Our Web site software and internally developed auction software depend on operating systems, databases and server software that third parties produce and license to us. From time to time, we have discovered errors and defects in this third party software and, in part, we rely on these third parties to correct these errors and defects promptly.

OUR NETWORK INFRASTRUCTURE COULD FAIL.

     The performance, reliability and availability of our content and syndication infrastructure are critical to our reputation and ability to attract users and customers. Our computer and communications hardware are located at our Vista facility and our Oceanside facility as well as third party locations. Our ability to provide uninterrupted, secure online services depends on our ability to protect our facilities and equipment against damage from unexpected adverse events, including fire, earthquakes, power loss, water damage, telecommunications failures, vandalism, computer viruses, hacker attacks, and other malicious acts.

     Since our insurance policies have low coverage limits, our insurance may not adequately compensate us for any losses that may occur due to any system failures or interruptions. We do not have insurance to cover any losses related to business interruptions. Services based on sophisticated software and computer systems often encounter development delays and the underlying software may contain undetected errors that could cause system failures when introduced. Any system error or failure that causes a significant interruption in the availability of our Web site or an increase in response time could result in a loss of potential or existing suppliers, users and customers. Expanding our network infrastructure could require substantial financial, operational and management resources, all of which could adversely affect our business.

WE MAY NOT BE ABLE TO BECOME YEAR 2000 COMPLIANT.

     We have completed our internal tests to assure that our information technology systems will function properly in the year 2000. Our computer systems and software programs currently comply with year 2000 requirements. However, we have not completed our year 2000 analysis with respect to all of our suppliers and providers.

     Until we contact all of our suppliers and providers and they respond, we will not have completely evaluated whether our information technology systems or non-information technology systems will need to be revised or replaced. If our efforts to address year 2000 risks are not successful, or if our suppliers, providers or other third parties with whom we conduct business do not successfully address these risks, it could adversely affect our business. We may sell products that are not year 2000 compliant, which could adversely affect our sales and our relationships with customers. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues" for detailed information on our state of readiness, potential risks and contingency plans regarding the year 2000 issue.

RISKS RELATED TO OUR INDUSTRY

EVENTS IN THE COMPUTER AND PERIPHERAL INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

     We derive virtually all our revenue directly or indirectly from the computer and peripheral industry. Accordingly, our future growth depends on this industry. The computer and peripheral industry is highly susceptible to adverse events, including the following:

     - technological developments reducing demand for computers and peripherals;

     - a surplus of products in the computer and peripheral market; and

     - changes in consumer trends.

WE ARE DEPENDENT ON THE CONTINUED DEVELOPMENT OF THE INTERNET INFRASTRUCTURE.

     We depend almost entirely on the use of the Internet for our revenue. The increased use of the Internet for commerce is essential for our business to grow. Accordingly, our success depends in large part on the continued development of the infrastructure for providing Internet access and services. The Internet could lose its viability or its usage could decline due to many factors, including:

     - delays in the development of the Internet infrastructure;

     - power outages;

     - the adoption of new standards or protocols for the Internet; or

     - changes or increases in governmental regulation.

     We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of buying goods will continue to develop or that, if they do develop, the Internet will remain a viable marketing and sales channel for the types of products and services that we offer.

WE ARE VULNERABLE TO THE RAPID EVOLUTION OF ELECTRONIC COMMERCE AND RELATED TECHNOLOGY.

     The Internet and the electronic commerce industry are characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies, and the emergence of new industry standards and practices. Changes in the Internet, electronic commerce and related technology could render our Web sites and technology obsolete. To remain competitive, we must continue to enhance and improve the customer service features, responsiveness and functionality of our Web sites. Our success in achieving these goals depends on our ability to develop or license new technologies and respond promptly and cost-effectively to technological advances and emerging industry standards and practices. The development and licensing of technologies relating to the Internet and electronic commerce involve significant technical, financial and business risks. We may not be successful in developing, licensing or integrating new technologies or promptly adapting our Web sites, proprietary technology and transaction-processing systems to customer needs or emerging industry standards.

     The use of the Internet for retail transactions is a recent development, and the continued demand and growth of a market for computer-related products via the Internet is uncertain. The Internet may ultimately prove not to be a viable commercial marketplace for a number of reasons, including the following:

     - unwillingness of consumers to shift their purchasing from traditional retailers to online purchases;

     - lack of acceptable transaction and data security;

     - concern for privacy of personal information;

     - limitations on access and ease of use;

     - congestion leading to delayed or extended response times;

     - inadequate development of Internet infrastructure to keep pace with increased levels of use; and

     - increased government regulation and taxation.

WE MAY NOT BE ABLE TO OVERCOME SECURITY CONCERNS RELATING TO ELECTRONIC COMMERCE AND CREDIT CARD FRAUD.

     Our system is vulnerable to disruptions from computer viruses and attempts by hackers to penetrate our network security. We may be required to expend significant capital and other resources to protect against security breaches on our Web sites or to alleviate problems caused by such breaches. If any compromise of our security were to occur, it could damage our reputation and expose us to a risk of loss, litigation and possible liability. A significant barrier to online commerce and communications is the need for secure transmission of confidential information over public networks. Concerns over the security of transactions conducted on the Internet and other online services, as well as a user's desire for privacy, may also inhibit the growth of the Internet and other online services especially as a means of conducting commercial transactions.

     Our business involves the storage and transmission of proprietary data, such as credit card numbers and other confidential information. We cannot assure you that our security measures will prevent security breaches or that our failure to prevent such security breaches will not adversely affect our business. Although credit card companies and others are in the process of enhancing anti-theft and anti-fraud protections and we are continually monitoring this issue, the risk from these activities could adversely affect us. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the means used by us to protect customer transaction data. A party who circumvents our security measures could misappropriate confidential information or interrupt our operations.

WE MAY BE SUBJECT TO LIABILITY FOR MISUSE OF USERS' PRIVATE INFORMATION.

     Under our privacy policy we will not willfully disclose any individually identifiable information about any user to a third party without the user's consent unless required by law. This policy is easily accessible on our Web site. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud. It could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and adversely affect our business.


OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS.



     We have also experienced, and expect to continue to experience, seasonality in our business. We expect seasonal fluctuations in Internet usage including reduced user traffic on our Web sites during the summer and year-end vacation and holiday periods, when use of the Internet is typically lower.


RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY DECLINE BECAUSE OF THE SALE OF SHARES AFTER THIS OFFERING.


     Sales of substantial amounts of our common stock in the market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price of our stock. These sales also might make it more difficult for us to sell equity securities in the future at a price that we deem appropriate. After this offering, we will have 19,572,861 outstanding shares of common stock. Of these shares, those offered in this offering will be freely tradable.


THE LIQUIDITY OF OUR STOCK IS UNCERTAIN, SINCE IT HAS NEVER BEEN PUBLICLY
TRADED.

     Prior to this offering, there has been no public market for our common stock. We cannot predict if an active trading market in our common stock will develop or how liquid that market might become.

THE PRICE OF OUR STOCK MAY DECLINE BELOW OUR INITIAL PUBLIC OFFERING PRICE.

     The market price of the common stock may decline below the initial public offering price. We have negotiated with the representatives of the underwriters to determine the initial public offering price. This price may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding how we determined the initial public offering price.

MARKET VOLATILITY MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

     The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. The trading price of our common stock could fluctuate widely in response to a number of factors, including the following:

     - our quarterly results of operations;

     - changes in earnings estimates by analysts and whether our earnings meet or exceed such estimates;

     - announcements of technological innovations by us or our competitors;

     - additions or departures of key personnel;

     - other matters discussed elsewhere in this prospectus; and

     - other events or factors, that may be beyond our control.

     In the past, companies that have experienced fluctuations in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.

THE INTERESTS OF OUR CONTROLLING STOCKHOLDERS MAY CONFLICT WITH YOUR INTERESTS.


     We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 75% of our outstanding common stock following the completion of this offering. These stockholders may be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us. Please see "Principal Stockholders" for detailed information on the beneficial ownership of our executive officers, directors and affiliates.


ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

     We have incorporated provisions of our restated certificate of incorporation, our restated bylaws and Delaware law which could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you. Please see "Description of Securities" for detailed information on these provisions.

YOU WILL SUFFER DILUTION IN THE VALUE OF YOUR SHARES.

     Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. Please see "Dilution" for detailed information on dilution resulting from this offering.

SOME OF YOUR INVESTMENT WILL BE USED TO REPAY OUR OUTSTANDING DEBT AND TO DISTRIBUTE RETAINED EARNINGS.

     We will use some of the proceeds from this offering to distribute to our founders retained earnings in excess of $500,000 through the closing of this offering and to repay outstanding debt to banks and our founders. We previously distributed a portion of our retained earnings to our founders in the form of promissory notes. These notes represent those amounts on which the founders had previously paid tax, but had allowed us to use to grow our business. You should realize that not all of your investment will be used to expand our business. Please see "Use of Proceeds" and "Business -- Share Exchange and S Corporation Status" for further description of this debt.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus may contain forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described in this "Risk Factors" section and elsewhere in this prospectus. We do not plan to update or revise these forward-looking statements to reflect new events or circumstances.

                                USE OF PROCEEDS


     We estimate the net proceeds to us from the sale of the 5,000,000 shares of common stock in this offering will be approximately $45.5 million at an assumed public offering price of $10.00 per share and after deducting the estimated underwriting discount and estimated offering expenses, or approximately $52.4 million if the underwriters' over-allotment option is exercised in full.


     We intend to use:


     - approximately $3.8 million of the net proceeds to distribute all of our retained earnings through the closing of this offering in excess of $500,000 to our founders. This amount includes the repayment of approximately $2.6 million of outstanding debt obligations to our founders arising from a prior distribution, in the form of demand promissory notes;



     - approximately $2.0 million of the net proceeds to pay outstanding debt obligations to banks;



     - approximately $5.0 million of the net proceeds to increase our sales and marketing efforts; and



     - approximately $34.7 million of the net proceeds to increase our merchandise inventory and for other general corporate purposes.


     A portion of the proceeds also may be used to acquire or invest in complementary businesses or products. From time to time, in the ordinary course of business, we evaluate potential acquisitions of such businesses and products. However, we have no present understandings, commitments or agreements with respect to any material acquisition of businesses or products.

     Until we apply the net proceeds to the above purposes, we intend to invest these funds in short-term, interest-bearing, investment-grade securities.


     The outstanding demand promissory notes to be repaid to our founders accrue interest at an annual rate of 10%. As of June 30, 1999, the total outstanding amount under our existing credit lines and note payable with our bank was approximately $1.6 million. The credit lines and note payable will be repaid with a portion of the proceeds from this offering and accrue interest at an annual rate of 2.75% in excess of the bank's LIBOR-Rate (8.47% at June 30, 1999). These credit lines and note payable mature on September 15, 1999 and December 31, 1999, respectively. The outstanding obligations under these credit lines may be increased to a maximum of $5 million and $1 million, respectively.


                                DIVIDEND POLICY


     Before this offering we distributed dividends to our shareholders to permit them to pay tax obligations incurred by them related to the business and to distribute previously taxed income. See "Business -- Share Exchange and S Corporation Status." We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our board of directors will decide whether to pay cash dividends in the future. Their decision will depend on our financial condition, operating results, capital requirements and other factors that they deem relevant.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 1999 on an actual basis, a pro forma basis to give effect to our conversion to a C corporation and the related distributions of S corporation retained earnings in excess of $500,000 to our founders and on an as adjusted basis to give effect to our receipt of the estimated net proceeds from the sale of 5,000,000 shares offered at an assumed initial public offering price of $10.00 per share. This information should be read in conjunction with our financial statements included in this prospectus.



                                                          JUNE 30, 1999
                                                ----------------------------------
                                                ACTUAL    PRO FORMA    AS ADJUSTED
                                                ------    ---------    -----------
                                                      (DOLLARS IN THOUSANDS)
Stockholders' equity:
  Common stock, 25,000,000 shares of common
     stock authorized on a pro forma basis and
     75,000,000 shares of common stock
     authorized on an adjusted basis;
     14,572,861 shares of common stock issued
     on an actual and pro forma basis; and
     19,572,861 shares issued and outstanding
     on an as adjusted basis..................  $    7      $ 15         $    20
  Additional paid-in capital..................      --       492          45,987
  Retained earnings...........................   1,716        --              --
                                                ------      ----         -------
Total stockholders' equity....................   1,723       507          46,007
                                                ------      ----         -------
          Total capitalization................  $1,723      $507         $46,007
                                                ======      ====         =======

                                    DILUTION


     Our pro forma net tangible book value as of June 30, 1999 was $507,003, or $0.03 per share of common stock. Pro forma net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 1999 after considering the share exchange. After giving effect to the sale of the 5,000,000 shares of common stock in this offering, assuming a public offering price of $10.00 per share, the mid-point of the range set forth on the front cover, less estimated underwriting discounts and estimated other expenses of this offering, this represents an immediate increase in pro forma net tangible book value of $2.32 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.65 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.......           $10.00
  Pro forma net tangible book value per share as of
     June 30, 1999....................................  $0.03
  Increase attributable to new investors..............   2.32
                                                        -----
Pro forma net tangible book value per share after this
  offering............................................             2.35
                                                                 ------
Pro forma dilution per share to new investors.........           $ 7.65
                                                                 ======



     The following table summarizes, on a pro forma basis as of June 30, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:



                                SHARES PURCHASED      TOTAL CONSIDERATION
                              --------------------   ---------------------   AVERAGE PRICE
                                NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                              ----------   -------   -----------   -------   -------------
Existing stockholders.......  14,572,861      74%    $     7,003      --%         $--
New investors...............   5,000,000      26      50,000,000     100          $10
                              ----------     ---     -----------     ---
          Total.............  19,572,861     100%    $50,007,003     100%
                              ==========     ===     ===========     ===

                        SELECTED COMBINED FINANCIAL DATA


     The selected data presented below under the captions "Combined Statement of Income Data" for each of the years in the three-year period ended December 31, 1998 and "Combined Balance Sheet Data" as of December 31, 1997 and 1998, are derived from the combined financial statements of the CompGeeks Companies, which financial statements have been audited by KPMG LLP, independent certified public accountants. The combined financial statements as of December 31, 1997 and 1998, and for each of the years in the three year period ended December 31, 1998, are included elsewhere in this prospectus. The selected data presented below for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1998 and 1999, and as of December 31, 1994, 1995 and 1996 are derived from the unaudited combined financial statements of the CompGeeks Companies.



                                                                                                         SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                                JUNE 30,
                                 -----------------------------------------------------------------   -------------------------
                                    1994         1995         1996          1997          1998          1998          1999
                                 ----------   ----------   -----------   -----------   -----------   -----------   -----------
COMBINED STATEMENT OF INCOME DATA:
Net sales......................  $3,460,371   $7,337,890   $15,772,172   $26,917,799   $49,514,651   $21,461,015   $36,425,347
Cost of goods sold.............   2,801,171    5,580,145    12,746,378    21,508,035    39,980,859    16,655,171    30,578,722
                                 ----------   ----------   -----------   -----------   -----------   -----------   -----------
Gross profit...................     659,200    1,757,745     3,025,794     5,409,764     9,533,792     4,805,844     5,846,625
Operating expenses:
  Sales and marketing..........     195,022      412,164       733,588     1,615,303     2,752,580     1,185,366     1,832,238
  General and administrative...     202,442      263,056       666,313     1,172,575     1,862,356       712,242     1,265,484
                                 ----------   ----------   -----------   -----------   -----------   -----------   -----------
         Total operating
           expenses............     397,464      675,220     1,399,901     2,787,878     4,614,936     1,897,608     3,097,722
                                 ----------   ----------   -----------   -----------   -----------   -----------   -----------
Income from operations.........     261,736    1,082,525     1,625,893     2,621,886     4,918,856     2,908,236     2,748,903
Other income (expense), net....       8,498       65,432       (13,927)       28,713        71,359        (2,725)     (104,957)
                                 ----------   ----------   -----------   -----------   -----------   -----------   -----------
Income before income taxes.....     270,234    1,147,957     1,611,966     2,650,599     4,990,215     2,905,511     2,643,946
Provision for income taxes.....       4,113       17,200        24,954        66,799        68,097        22,254        42,829
                                 ----------   ----------   -----------   -----------   -----------   -----------   -----------
         Net income............  $  266,121   $1,130,757   $ 1,587,012   $ 2,583,800   $ 4,922,118   $ 2,883,257   $ 2,601,117
                                 ==========   ==========   ===========   ===========   ===========   ===========   ===========
Pro forma information(1):
  Historical income before
    provision for income
    taxes......................  $  270,234   $1,147,957   $ 1,611,966   $ 2,650,599   $ 4,990,215   $ 2,905,511   $ 2,643,946
  Pro forma provision for
    income taxes...............     108,094      459,183       644,786     1,060,240     1,996,086     1,162,204     1,057,578
                                 ----------   ----------   -----------   -----------   -----------   -----------   -----------
  Pro forma net income.........  $  162,140   $  688,774   $   967,180   $ 1,590,359   $ 2,994,129   $ 1,743,307   $ 1,586,368
                                 ==========   ==========   ===========   ===========   ===========   ===========   ===========
Pro forma net income per basic
  and diluted share(2).........  $     0.01   $     0.05   $      0.07   $      0.11   $      0.21   $      0.12   $      0.11
                                 ==========   ==========   ===========   ===========   ===========   ===========   ===========
Pro forma weighted average
  common shares outstanding....  14,572,861   14,572,861    14,572,861    14,572,861    14,572,861    14,572,861    14,572,861
                                 ==========   ==========   ===========   ===========   ===========   ===========   ===========



                                                                        AT DECEMBER 31,
                                                  ------------------------------------------------------------    JUNE 30,
                                                    1994        1995         1996         1997         1998         1999
                                                  --------   ----------   ----------   ----------   ----------   ----------
COMBINED BALANCE SHEET DATA:
Cash and cash equivalents.......................  $208,039   $  287,154   $  980,528   $  996,815   $  956,665   $  254,470
Inventory.......................................    96,862      263,439      415,766    1,331,794    3,139,224    4,701,776
Working capital.................................   276,531      986,838    1,553,337    2,746,152    5,571,306    1,263,153
Total assets....................................   451,047    1,110,427    1,866,676    3,211,752    6,702,627    9,053,800
Total stockholders equity.......................  $283,974   $1,027,726   $1,598,846   $2,906,446   $5,851,139   $1,723,418


-------------------------

(1) Pro forma net income reflects a provision for income taxes on a pro forma basis as if we had been taxed as a C corporation.



(2) Pro forma net income per basic and diluted share is calculated assuming the share exchange occurred on January 1, 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     The financial statements of compgeeks.com, Evertek Computer Corporation ("Evertek"), and Evertek Trading Limited, (collectively "the CompGeeks Companies" or the "Company") are presented on a combined basis since all of the companies are under common management and control. The combined financial statements include the results of operations of compgeeks.com, Evertek, and Evertek Trading Limited for the periods from May 3, 1996 through June 30, 1999, January 1, 1996 through June 30, 1999 and August 15, 1996 through June 30, 1999, respectively. In April 1999, CompGeeks, Inc., was incorporated in Delaware for the sole purpose of effecting a share exchange with the CompGeeks Companies and raising capital through an initial public offering of common stock. In May 1999, CompGeeks, Inc. completed the share exchange whereby all of the outstanding common stock of the CompGeeks Companies was exchanged for 14,572,861 newly issued shares of CompGeeks, Inc. (the "Exchange"). The Exchange was accounted for at historical cost in a manner similar to a pooling of interests.



     We are an Internet wholesale supplier and discount retailer of computers and peripherals to businesses, resellers and consumers. Our expertise in purchasing manufacturers' excess inventories, close-outs and out-of-date products allows us to provide competitive pricing while maintaining profitability. We believe we have combined this expertise with superior customer service to develop a loyal, repeat customer base. Our customer base has grown substantially since 1994 largely through word-of-mouth, fueled by superior customer satisfaction. We own, stock and ship all products we offer for sale, as opposed to many online retailers which neither own nor control their inventory and are required to ship from third party suppliers.


     We have been profitable on an annual basis since inception. Evertek Computer Corporation, our business-to-business wholesale supplier, commenced operations in 1990, and compgeeks.com, our business-to-consumer discount outlet commenced operations in early 1996.


     We operate two channels of distribution: www.evertek.com, our business-to-business channel that sells to computer retail stores worldwide, and www.compgeeks.com, our business-to-consumer channel. Our compgeeks.com division sells to end-users both through our own Web site and through Internet auction sites such as ONSALE, Inc. Our Web sites allow users to view detailed product information, select shipping methods and track orders electronically.


     Although our gross margins have been relatively stable on an annual basis in the past, they have fluctuated on a quarterly basis. We expect these quarterly fluctuations to continue in the future. These fluctuations result from factors including product mix, inventory management, inbound and outbound shipping costs, the level of product returns and the level of discount pricing.

     Since 1998, we have increased the depth of our management team to help implement our growth strategy. We recently expanded our senior management team to include a Vice President, Chief Financial Officer, Chief Information Officer, General Counsel, and Vice Presidents of Marketing and Electronic Commerce Development.


     Since inception, we have not spent significant amounts for marketing activities. We plan to increase the amounts spent on these activities. To be successful we must strengthen awareness of our brand name. In order to build our brand name, we must succeed in our marketing efforts, provide high-quality services and products and increase the number of customers on our Web sites.


     We previously elected to be treated for federal and state income tax purposes as an S corporation. As a result, our stockholders have declared our earnings on their federal and California State income tax returns. We previously distributed cash payments to our stockholders in amounts that approximated the combined income tax liabilities, calculated on our taxable income, based on appropriate statutory income tax rates. In February 1999, Evertek distributed $1,137,941 to its sole shareholder for funds used in purchasing our Oceanside building. Please see "Relationships and Related Transactions." In addition, in May 1999, compgeeks.com and Evertek issued promissory notes in the aggregate amount of approximately $2.6 million to our founders for the retained earnings of these companies which we had not distributed, but on which the founders had already paid personal income tax. These distributions for the years ended December 31, 1997 and 1998 were $1,276,200 and $1,977,425, respectively and for the six-months ended June 30, 1999 were $6,728,838. We will use a portion of the proceeds from this offering to repay these outstanding debt obligations of compgeeks.com and Evertek. Also, we will distribute retained earnings through the closing of this offering in excess of $500,000 to our founders. Please see "Use of Proceeds." Our S corporation status will terminate on the closing of this offering.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data expressed as a percentage of net sales for the periods indicated:


                                                                      SIX MONTHS
                                                  YEAR ENDED            ENDED
                                                 DECEMBER 31,          JUNE 30,
                                             --------------------    ------------
                                             1996    1997    1998    1998    1999
                                             ----    ----    ----    ----    ----
COMBINED STATEMENT OF INCOME DATA:
Net sales..................................  100%    100%    100%    100%    100%
Cost of goods sold.........................   81%     80%     81%     78%     84%
                                             ---     ---     ---     ---     ---
Gross profit...............................   19%     20%     19%     22%     16%
Operating expenses:
  Sales and marketing......................    5%      6%      5%      6%      5%
  General and administrative...............    4%      4%      4%      3%      4%
                                             ---     ---     ---     ---     ---
          Total operating expenses.........    9%     10%      9%      9%      9%
                                             ---     ---     ---     ---     ---
Income from operations.....................   10%     10%     10%     13%      7%
Other income (expense), net................   --      --      --      --      --
                                             ---     ---     ---     ---     ---
Income before income taxes.................   10%     10%     10%     13%      7%
Provision for income taxes.................   --      --      --      --      --
                                             ---     ---     ---     ---     ---
          Net income.......................   10%     10%     10%     13%      7%
                                             ===     ===     ===     ===     ===
Pro forma information(1):
  Historical income before provision for
     income taxes..........................   10%     10%     10%     14%      7%
  Pro forma provision for income taxes.....    4%      4%      4%      6%      3%
                                             ---     ---     ---     ---     ---
  Pro forma net income.....................    6%      6%      6%      8%      4%
                                             ===     ===     ===     ===     ===


-------------------------
(1) Pro forma net income reflects a provision for income taxes on a pro forma basis as if we had been taxed as a C corporation.


COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND 1998


NET SALES.


     Net sales consists of product sales to customers and charges to customers for outbound shipping and handling, net of product returns. Net sales for the six months ended June 30, 1999 were $36.4 million, an increase of $14.9 million from $21.5 million for the same six months in 1998. This growth was primarily due to increased cash generated from operations that allowed us to increase the depth of our inventory and the expansion of our customer base. The increase in sales is primarily due to an increase in the volume of products sold. Sales was not significantly impacted by changes in prices of the products sold. For the six months ended June 30, 1999, our wholesale segment generated sales of $26.8 million, an increase of $13.9 million from $12.8 million for the same six months in 1998. For the six months ended June 30, 1999, our retail segment generated sales of $9.6 million, an increase of $0.9 million for the same quarter in 1998. (Segment sales amounts are net of inter-segment sales.)

COST OF GOODS SOLD.


     Cost of goods sold consists primarily of the costs of products sold to customers and shipping and handling costs. Cost of goods sold for the six months ended June 30, 1999 was $30.6 million, an increase of $13.9 million from $16.7 million for the same six months in 1998. Gross profit margin for the six months ended June 30, 1999 and 1998 was 16.1% and 22.4%, respectively. The increase in the cost of goods sold as a percentage of net sales resulted primarily from changes in product mix, and from selling quantities of products at lower margins. We occasionally acquire and sell lower margin goods in an effort to establish relationships with new suppliers.


SALES AND MARKETING EXPENSES.


     Sales and marketing expenses consist primarily of distribution facility expenses, including rent, and payroll and related expenses for personnel engaged in sales, customer service and distribution activities. Sales and marketing expenses for the six months ended June 30, 1999 were $1.7 million, an increase of $0.5 million from $1.2 million for the same six months in 1998. This increase was primarily due to increased employee commission expenses which resulted from the increase in net sales.


GENERAL AND ADMINISTRATIVE EXPENSES.


     General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, credit services, merchant fees, facilities and other general corporate expenses. General and administrative expenses for the six months ended June 30, 1999 was $1.4 million, an increase of $0.7 million from $0.7 million for the same six months in 1998. This increase resulted primarily from expenses associated with the hiring of additional personnel, and increased credit services, merchant fees and rent expense which resulted from the increase in sales.


OTHER INCOME (EXPENSE).


     Other income (expense) consists of interest on our cash and cash equivalents, net of interest expense attributable to borrowings under our bank credit facility. Interest expense increased from the six months ended June 30, 1998 to the six months ended June 30, 1999 due to the interest related to increased borrowings made under our lines of credit and the issuance of a note payable to a bank in the six months ended June 30, 1999.


INCOME TAXES.


     The provision for income taxes consists of California state S corporation franchise tax and Hong Kong Internal Revenue Department taxes and for each of the six months ended June 30, 1999 and 1998 was $43,000 and $22,000, respectively.


NET INCOME.


     The Company had net income of $2.6 million for the six months ended June 30, 1999, a decrease of $0.3 million from $2.9 million for the six months ended June 30, 1998.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NET SALES.


     Net sales for 1998 were $49.5 million, an increase of $22.6 million or 84% from $26.9 million in 1997. Our net sales for 1997 increased $11.1 million or 70% from $15.8 million in 1996. In 1998 and 1997, this growth was primarily due to increased cash generated from operations that allowed us to increase our inventory and expand our customer base. The increase in sales is primarily due to an increase in the volume of products sold. Sales was not significantly impacted by changes in prices of the products sold. In 1998, our wholesale segment generated sales of $31.7 million, an increase of $13.4 million or 73% from $18.3 million in 1997. In 1998, our retail segment generated sales of $17.8 million, an increase of $9.2 million or 107% from $8.6 million in 1997. Our wholesale segment sales for 1997 increased $5.2 million or 40% from $13.1 million in 1996. Our retail segment sales for 1997 increased $5.9 million or 219% from $2.7 million in 1996. (Segment sales amounts are net of inter-segment sales.)



     This growth was primarily due to increased cash generated from operations that allowed us to increase the depth of our inventory and the expansion of our customer base. The increase in sales is primarily due to an increase in the volume of products sold. Sales was not significantly impacted by changes in prices of the products.


COST OF GOODS SOLD.


     Our cost of goods sold for 1998 was $40.0 million, an increase of $18.5 million or 86% from $21.5 million in 1997. Cost of goods sold for 1997 increased $8.8 million or 69% from $12.7 million in 1996. For 1998, 1997 and 1996 our gross profit margin was 19%, 20% and 19%, respectively. As net sales have increased, we have been able to maintain relatively consistent gross profit margins on an annual basis. However, we may not be able to maintain these gross profit margins.


SALES AND MARKETING EXPENSES.


     Sales and marketing expenses consist primarily of distribution facility expenses including rent and payroll and related expenses for personnel engaged in sales, customer service and distribution activities.



     Our sales and marketing expenses for 1998 were $2.8 million, an increase of $1.2 million or 75% from $1.6 million in 1997. Sales and marketing expenses for 1997 increased $0.9 million or 129% from $0.7 million in 1996. In 1998 and 1997, the dollar increase was primarily due to increased payroll related expenses. We expect sales and marketing expenses to increase in the future at a rate less than the increase in the net sales rate.


GENERAL AND ADMINISTRATIVE EXPENSES.


     General and administrative expenses consist primarily of payroll and related expenses for executive and administrative personnel, credit services, merchant fees, office facilities and other general corporate expenses.



     General and administrative expenses for 1998 were $1.9 million, an increase of $0.7 million or 58% from $1.2 million in 1997. General and administrative expenses for 1997 increased $0.5 million or 71% from $0.7 million in 1996. For 1998 and 1997, the dollar increase was primarily attributable to expenses associated with the hiring of additional personnel and increased credit services and merchant fees which resulted from the increase in net sales. These expenses decreased as a percentage of net sales for 1998 compared to 1997. We expect general and administrative expenses to increase in absolute dollars as we expand our staff and incur additional costs related to the growth of our business and being a public company.


INCOME TAXES.

     Compgeeks.com and Evertek have previously elected to be treated as S corporations for federal and state income tax purposes under which we were not subject to federal and state income tax with the liability being passed through to our shareholders. As S corporations, the California tax code required us to pay a franchise tax equal to approximately 1.5% of our taxable income, which approximates book income. Income taxes related to Evertek Trading Limited are not significant.

NET INCOME.

     Net income was $4.9 million for 1998, an increase of $2.3 million or 88% from $2.6 million in 1997 as a result of the factors discussed above. Net income for 1997 increased $1.0 million or 63% from $1.6 million in 1996 as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through reinvestment of our earnings as well as from traditional asset-backed bank borrowings.


     Cash and cash equivalents decreased to $0.3 million at June 30, 1999 from $1.0 million at December 31, 1998 and $1.0 million at December 31, 1997.



     Net cash provided by operating activities of $2.0 million in the six months ended June 30, 1999 primarily resulted from net income and increases in accounts payable offset by increases in inventory and accounts receivable. Net cash provided by operating activities of $2.3 million for the year ended December 31, 1998 primarily resulted from net income and increases in accounts payable offset by increases in accounts receivable and inventory.


     Net cash used in investing activities primarily consisted of purchases of equipment and systems, including computer equipment, fixtures and furniture.


     Net cash used in financing activities of $2.5 million in the six months ended June 30, 1999 primarily resulted from distributions to shareholders to pay their individual tax liability on S corporation earnings and in connection with a shareholder's purchase of our Oceanside facility from an unrelated party partially offset by borrowings on our lines of credit and proceeds from a note payable. Please see "Relationships and Related Transactions." Net cash used by financing activities of $2.1 million for the year ended December 31, 1998 primarily resulted from distributions to shareholders to pay their individual tax liability on S corporation earnings.



     At June 30, 1999, our principal source of liquidity was cash and cash equivalents and unused availability of our lines of credit. In 1997, we obtained a credit line of $2.0 million, which we increased to $3.0 million in February 1999. In April 1999, we added an additional line which increased available borrowings to a total of $5.0 million. As of June 30, 1999, we had borrowed $0.6 million under the lines of credit. In addition, as of June 30, 1999, we have $1,000,000 outstanding under a note payable to a bank. At

June 30, 1999, we were not in compliance with our quick ratio covenant and our total liabilities to tangible net worth covenant under both of our lines of credit. We have obtained waivers of these covenants through June 30, 1999.



     As of June 30, 1999, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, we anticipate some increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. We opened an additional distribution facility that also became our new corporate headquarters in April 1999, as part of our expansion plan. This required us to commit to an additional lease obligation and to purchase additional capital equipment.


     We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 18 months. We may need to raise additional funds prior to the expiration of this period. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders may experience additional dilution. We cannot be certain that additional financing will be available to us when required on favorable terms, or at all.

PRODUCT MARKETING AGREEMENT


     We entered an agreement with ONSALE, Inc., a leading Internet online auction Web site, in 1996 which we amended in October 1997. This agreement established us as a provider of computers and peripherals for sale on the ONSALE auction Web site. We agreed to provide products for ONSALE's auction and to fulfill orders entered through ONSALE, while ONSALE manages the auction process. ONSALE pays us the actual merchandise selling price and shipping charges, less a commission and any deductions for merchandise returns. The actual returns have not been significant. Either party may cancel the agreement on 90 days written notice. Our discount retail division derives a significant percentage of its annual sales from ONSALE. For the years ended December 31, 1996, 1997 and 1998, sales to ONSALE were 14% and 25% and 26%, respectively, of our net sales. If we discontinue our business relationship with ONSALE, it would adversely affect us.


YEAR 2000 ISSUES

     The computer systems and software programs of many companies and governmental agencies are currently coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, these computer systems and/or software programs may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.


     We have completed our internal tests to assure that our information technology systems will function properly in the Year 2000. We believe that our computer systems and software programs currently comply with Year 2000 requirements. However, we have not completed our Year 2000 analysis with respect to all of our suppliers, providers and partners.


     State of Readiness. We have made an assessment of the Year 2000 readiness of our information technology systems, including the hardware and software that enable us to provide and deliver our Web site and our non-information technology systems. We believe our applications, databases and infrastructure are Year 2000 compliant. We will request suppliers who supply significant hardware and software components to our information technology systems to provide assurances of their Year 2000 compliance. We plan to complete this process during the first half of 1999. We are currently assessing the materiality of our non-information technology systems and will seek assurances of Year 2000 compliance from providers of these systems. Our primary method of independent verification is documenting statements of compliance and letters of assurance from various software and hardware manufacturers. We are validating and documenting our compliance through the use of third-party Year 2000 compliance testing software. Until this testing is complete and all of these suppliers and providers are contacted, we will not be able to completely evaluate whether our information technology systems or non-information technology systems will need to be revised or replaced. If our efforts to address Year 2000 risks are not successful, or if suppliers or other third parties with whom we conduct business do not successfully address these risks, it could adversely affect our business.



     Costs. We have identified approximately $1,000 worth of capital equipment and software that required upgrading or replacement for year 2000 compliance, which we will spend after the first quarter of 1999. No expenditures were incurred for Year 2000 remediation prior to the first half of 1999. Because substantially all information technology systems currently in use were Year 2000 compliant at the time of deployment, remediation costs will be insignificant. The $1,000 in capital expenditures that we have identified are primarily allocated to the replacement of computer system mainboards, valued at under $100 each. We have funded Year 2000 remediation costs from cash flow from operations.


     Risks. We are not currently aware of any Year 2000 compliance problems relating to our proprietary software or our information technology or non-information technology systems that would adversely affect our business, without taking into account our efforts to avoid or fix such problems. We cannot assure you that we will not discover Year 2000 compliance problems in our proprietary software that will require substantial revisions. In addition, we cannot assure you that third-party software, hardware or services incorporated into our material information technology and non-information technology systems will not need to be revised or replaced, all of which could be time consuming and expensive. Our failure to fix our proprietary software or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could adversely affect our business. Also, the failure to adequately address Year 2000 compliance issues in our proprietary software and our information technology and non-information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, we cannot assure you that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could cause a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our Web site, decrease the use of the Internet or prevent users from accessing our Web site. This could adversely affect our business.

     Contingency Plan. If Year 2000-related problems occur, we can revert to a set of manual methods. We also maintain several supplier relationships for the supply of services and products to minimize risks associated with non-compliant suppliers.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires the recognition of all derivative instruments as either assets or liabilities in the statement of financial position and measurement of those derivative instruments at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Currently, we do not hold derivative instruments or engage in hedging activities. The adoption of this standard is not expected to have a material effect on our combined financial statements taken as a whole.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In April 1998, the same committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." These standards are effective for the first quarter of the year ending December 31, 1999. The adoption of these standards are not expected to have a material effect on our combined financial statements taken as a whole.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     We are exposed to a variety of risks, including changes in interest rates affecting the cost of our debt. As of December 31, 1998, our available borrowings consisted of the bank lines of credit, of which zero was outstanding at December 31, 1998. In March 1999, we executed a note payable in the amount of $1,000,000 with our bank. The lines of credit and the note payable bear interest at the London Interbank Offered Rate plus 2.75%, or at our option 0.5% in excess of the bank's refinance rate and are secured by our assets. In May 1999, we issued notes payable to our shareholders in the total amount of $2,540,598. These notes bear interest at 10%. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical 100 basis point adverse move in interest rates would not materially affect the fair value of interest sensitive financial instruments at December 31, 1998 or June 30, 1999.

                                    BUSINESS

OVERVIEW


     We are an Internet wholesale supplier and discount retailer of computers and peripherals to businesses, resellers and consumers. We operate two channels of distribution: www.evertek.com, our business-to-business channel that sells to computer resellers worldwide, and www.compgeeks.com, our business-to-consumer channel. Our compgeeks.com division sells to end-users both through our own Web site and through Internet auction sites such as ONSALE, Inc. Our Web sites allow users to view detailed product information, select shipping methods and track orders electronically. Our customer base has grown substantially since 1994 largely through word-of-mouth.


INDUSTRY OVERVIEW

GROWTH OF THE INTERNET.


     The Internet is an increasingly significant global medium for communication, information and commerce. International Data Corporation, a market research firm, has estimated that in 1999 the number of Internet users will rise by 38% to 196 million users worldwide from 142 million users in 1998, and it anticipates that the number will grow to approximately 503 million by end of 2003. We believe that a number of factors have fueled the growth in Internet usage and Web commerce:


     - a large and growing installed base of PCs in the workplace and home;

     - advances in the performance and speed of PCs and modems;

     - improvements in network infrastructure;

     - easier and cheaper access to the Internet; and

     - increased awareness of, and comfort with, the Internet.

GROWTH OF ELECTRONIC COMMERCE.


     IDC estimates that the total value of goods and services purchased over the Internet will more than double to $111 billion in 1999 and grow to approximately $730 billion by the end of 2002. We believe that our target market of consumers, small and home offices and small retailers represents an attractive and rapidly growing segment of the electronic commerce industry. Jupiter Communications expects that domestic online consumer purchases of goods, excluding cars and real estate, and travel services will grow from an estimated $3.0 billion in 1997 to approximately $41.6 billion by 2002. According to Jupiter, the single largest domestic Web retail opportunity for the consumer and small office/home office market is online sales of computer products, including hardware, software and consumer electronics. Jupiter also estimates that by 2002 the online consumer market for computer hardware, software and consumer electronics will reach approximately $9.6 billion in the United States alone, compared to estimated domestic online markets for books, music and toys of $3.6 billion, $1.5 billion and $0.5 billion, respectively.


COMPUTER AND PERIPHERALS INDUSTRY.

     Computers and peripherals are products that are ideally suited for sale over the Internet. Consumers purchasing these types of products are typically computer owners. According to IDC, worldwide PC shipments were over 103 million units in 1998 and are expected to grow to over 118 million by 2000. The U.S. end market for computer hardware and peripherals is estimated by IDC to grow from approximately $86.3 billion in 1997 to $112.7 billion in 2001.

     The computer peripherals market encompasses a wide variety of items including CD-ROM drives, modems, video cards, scanners and hard drives. Dealers sell peripherals to both computer buyers who create their own computer systems and to buyers who wish to add functionality to their computers. As computer technology has developed, the number of types of computer peripherals has expanded dramatically and we expect this trend to continue. Broad new technologies, including multimedia, have yielded new types of peripherals such as scanners, sound cards, video cards and speakers. In addition, the maturation of the computer industry has increased the number and range of peripherals designed for specialized uses such as video editing and Internet telephony.

     The computer peripherals industry includes several well-known brands, including Creative Labs, Diamond Multimedia, Hewlett-Packard, IBM and Logitech, as well as many small manufacturers. These manufacturers sell directly to the end-user and through many channels, including to distributors, large retail chains and original equipment manufacturers.

THE COMPGEEKS OPPORTUNITY

     One of the central challenges to computer and peripheral manufacturers is the high speed with which their current inventory becomes excess inventory: today's leading-edge model is tomorrow's end-of-life product. As the concept-to-market cycle time of a product is compressed, managing inventory becomes increasingly difficult. Nearly every manufacturer in the computer and peripheral industry periodically has excess inventory.

     While computer and peripheral manufacturers typically have well established distribution models for their current products, there is no common industry approach for disposing of excess inventory. Manufacturers currently use the following methods, among others:

     - Sell through the Internet or a physical outlet store. Many companies, including Dell, Compaq and Gateway, have Internet or physical outlet stores. These stores typically are limited in the types of product they can sell. Items must be made retail ready, which is not a common attribute of excess inventory.

     - Make a one-time sale to a large superstore or mass merchandiser. This can be challenging for a manufacturer because of conflicts with their existing distribution channels, which can be limited to selling current models.

     - Sell to Internet auction companies. Auction companies generally do not purchase in large quantities and products sold through this channel must be retail ready.

     - Sell to brokers. A broker will typically not take possession of the product and will often sell into manufacturers' existing channels.

     These methods have usually proven unsatisfactory. Few companies have the relationships or methodology to buy and sell large lots of excess inventory or specialized items. We believe manufacturers have a strong interest in using a single channel that can quickly and effectively dispose of large and varied lots of merchandise without affecting their traditional sales channels.

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

THE COMPGEEKS SOLUTION

     We efficiently acquire and resell excess, close-out and refurbished computers and peripherals, and provide our suppliers with a much-needed alternative distribution channel. Our strong and long-standing relationships with suppliers and our diverse distribution channels allow us to have a comprehensive understanding of the supply and demand characteristics of our industry. By selectively purchasing large lots and efficiently allocating our merchandise to our distribution channels, we provide our customers with both low prices and in-demand products. To date we have accomplished the following:


     - Developed expertise in procuring excess inventory. Over the last nine years, we have developed relationships worldwide with many of the top computer and peripheral manufacturers including Compaq, Creative Labs, Dell, Gateway, IBM, Intel and Logitech. We have developed these relationships through repeated transactions, although we do not have any written agreements with these manufacturers, other than our surplus PC reseller agreement with IBM. We generally buy large lots of excess or niche items and effectively sell them into the most appropriate market. We believe we are recognized within the industry as a trusted and reliable buyer and reseller of these products.



     - Created an efficient wholesale distribution outlet. As of June 30, 1999, our wholesale division served approximately 4,000 accounts, including computer dealers and other Internet resellers. The average order size of these customers is approximately $1,300. All products listed on our site are in stock in our warehouse and available for immediate shipment. Orders placed by 2:00 p.m. are shipped on the same day. Electronic SelfServe(sm), our proprietary Web-based software system, allows customers to interact with us exclusively on the Internet. In the first six months of 1999, we received over 140 wholesale orders per business day.



     - Introduced a discount retail outlet. Our discount retail division, which is entering its fourth year of operation, has at least doubled its sales each year. In 1998, this division processed approximately 163,000 orders. The number of our customers grew from 53,000 at December 31, 1997 to 137,000 at December 31, 1998. At June 30, 1999, we had approximately 180,000 customers. Through our discount retail division, we sell products directly to end-users, either through our Web site or through auction Web sites such as ONSALE. All products listed on our site are in stock in our warehouse and available for immediate shipment. Orders placed by noon are shipped on the same day and over 90% of our orders are shipped within 24 hours. Our real-time, automated database reduces the risk of overselling products.


THE COMPGEEKS STRATEGY

     Our objective is to be the leading Internet wholesale supplier and discount retailer of computers and peripherals. Our business strategy includes the following key elements:

     - Capitalize on our experience and varied sales channels. We intend to capitalize on our knowledge of the market and our experience to continue to build strong product sourcing opportunities and relationships. We believe our multiple sales channels allow us to buy types and quantities of merchandise that exceed the sales capacity of our direct competitors, allowing us to generally receive larger price discounts. Additionally, we use information gathered from our sourcing relationships to help us predict future supply and demand which in turn helps us manage our pricing and sales-channel allocation strategies.


     - Increase wholesale business penetration. We estimate that there are over 100,000 potential wholesale customers in the United States alone. As of June 30, 1999, we had approximately 4,000 wholesale customers. We plan to expand our customer base through an aggressive marketing campaign. While in 1998 substantially all of our wholesale business sales were domestic, we believe we will expand our international sales dramatically.


     - Increase market awareness of our retail site. We believe that market awareness is critical to attracting suppliers and customers. We intend to implement a national print, radio, television and Internet advertising campaign after this offering to promote our www.compgeeks.com site and build brand identity. We plan to expand strategic relationships using sites popular with our target market, and we will continue to market to our existing customers via our subscriber-only e-mail list, among other methods.


     - Broaden our existing product line. We plan to increase the number of different products we sell in both our wholesale and discount retail divisions. Our suppliers consistently have inventory available that exceeds our purchasing power. As of June 30, 1999, we had approximately 500 unique items in our inventory, and in 1998 we sold over 2,300 unique items. We believe that increasing the number of unique products we sell will expand both our wholesale and retail customer bases.


     - Expand and strengthen strategic relationships with suppliers. Our ability to attract, secure and obtain large quantities of merchandise is key to our success and we plan to continue developing relationships with suppliers. We have long-standing relationships with many of the major computer and peripheral manufacturers, such as Compaq, Creative Labs, Dell, Gateway, IBM, Intel and Logitech. We seek to be our suppliers' preferred channel for liquidating excess merchandise. We believe our unobtrusive sales process makes us a single convenient channel for suppliers to liquidate large volumes of merchandise.


     - Use technology to expand and enhance our business. We intend to use our electronic commerce platform to enhance our service offerings and take advantage of the unique characteristics of online retailing. To date, we have developed proprietary technologies and implemented systems to support secure and reliable online commerce in an intuitive, easy-to-use format. We have also developed a real-time, automated database that makes inventory adjustments and reduces the likelihood of overselling. We intend to enhance our Web sites and improve our customers' online shopping experience. We also intend to use technology to lower transaction costs by automating some customer service functions and enhancing the efficiency of relationships with our suppliers.


     - Further develop our private label products. GeekKits(TM), our private label, build-your-own computer systems, consist of unassembled compatible components from which a user can construct a fully operational computer. We intend to offer multiple GeekKit product lines geared to specific segments including students, small businesses and gamers. We believe GeekKits allow us to increase our average ticket price and distribute multiple items in a single sale.

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

PRODUCTS

     Computers and peripherals are products that are ideally suited for sale over the Internet since consumers purchasing these types of products are typically computer owners. We offer a broad array of computers and peripherals. The following is a list of the product types that we typically carry:

     - Adapters

     - Add-On Cards

     - CD-ROM Drives

     - Central Processing Units

     - Computer Cables

     - Computer Cases

     - Computer Speakers

     - Computer Systems

     - CPU Cooling Fans

     - Digital Still and Motion Cameras

     - Hard Drives

     - Keyboards

     - Memory Modules and Chips

     - Modems

     - Monitors

     - Motherboards

     - Multimedia Kits

     - Networking Products

     - Notebook Computer Accessories

     - Pointing Devices

     - Power Supplies

     - Printers

     - Removable Storage

     - Scanners

     - Sound Cards

     - Video Cards

     We also sell GeekKits, our private label, build-your-own computer systems that include from five to over 14 individual components. These kits include a motherboard, case and power supply, and may include a floppy drive, hard-drive, CD-ROM and a modem or other components depending on the complexity of the system. The components in each system are compatible and work together as a system. Our GeekKit line is aimed at the "computer savvy" customer who wants to build his or her own system.

PRODUCT SOURCING

     Most computer and peripheral companies generate excess inventory. These manufacturers seek alternative distribution channels to dispose of their excess inventory that do not conflict with their existing channels. We can efficiently and unobtrusively distribute products through both our wholesale and discount retail channels. Additionally, our multiple distribution channels enable us to purchase products in larger quantities and at lower prices.

     Over the past several years we have developed contacts worldwide at many of the top computer and peripheral manufacturers. We obtain our merchandise directly from computer and peripheral manufacturers and indirectly through other vendors such as retailers and distributors. We source our products from over 200 suppliers. In 1998 no single supplier accounted for more than 10% of our purchases. Since merchandise availability can be unpredictable, a strong base of supplier relationships is important to our success. We believe we have substantial access to additional sources of excess merchandise and are in a position to build on our existing relationships and add new suppliers to increase the breadth and depth of our product line. As a result, we maintain regular contact with our suppliers to learn when new merchandise will become available, often well in advance of others in the industry.

     We strive to be flexible and capitalize on opportunities as they are presented to us. We purchase our products through either direct price negotiations or through a formal bidding process amongst a select group of pre-qualified buyers. We have successfully purchased products through both of these methods because:

     - we have direct relationships with many of the top computer and peripheral manufacturers;

     - our experience and historical sales data help us understand the market;

     - we can conclude a purchase and wire funds in a manner of hours;

     - we can purchase large quantities of merchandise; and

     - we can purchase large lots consisting of multiple product lines.

     Part of our appeal to vendors seeking to dispose of excess inventory is our ability to successfully complete production of, package, and re-sell semi-finished goods. We use various methods to do this including re-painting, metal stamping, producing custom cables and wire harnesses, and fabricating entire subassemblies. Our history shows that this "throw-away" inventory generates significant margins once completed. Similarly, we add value to "un-sellable" merchandise by creatively combining disparate parts to produce packages which are more valuable as a bundle than as individual components.

DISTRIBUTION

     We stock and ship all of the products that we sell. We list our inventory online using a real-time, automated database. All products we display are in stock and ready to ship. We do all order processing and fulfillment in-house, giving us the ability to regularly meet our goal of shipping 90% of orders within 24 hours of receipt or by the end of the next business day.

WHOLESALE CHANNEL.


     Our wholesale division has supplied computers and peripherals to qualified computer resellers since 1990. As of June 30, 1999, we had approximately 4,000 active accounts. During the first six months of 1999, we averaged over 130 wholesale orders per day with an average order value of $1,400. International sales for 1998 accounted for approximately 5% of our wholesale revenues, and we plan to increase this percentage by devoting more efforts to international distribution.



     This division began Internet-based sales in 1995 through our Web site www.evertek.com, and in the first six months of 1999 approximately 62% of our wholesale orders were placed on the Internet. We have a direct sales force that caters to our large strategic accounts. In early 1997, we launched Electronic SelfServeSM, our proprietary Web-based software system that allows customers to interact with us exclusively on the Internet. Some of its innovative features are:



     - Product display. This feature displays pictures, quantities, technical specifications, weights and dimensions for everything we sell. Customers can see exact in-stock quantities that are presented in real-time, 24 hours a day.

     - Online order entry. Customers can select from several methods of shipment and payment and receive automatic volume discounts. We use secure socket layer technology for securing credit card information.

     - Online Order Tracking. We automatically link to the UPS and FedEx Internet sites, so our customers can easily track their orders.

     - Automated Returns. We supply warranty service online. Customers can obtain return authorization numbers and receive instructions on return procedures online.

     - Order History. Every order placed by our customers since January 1997 is online and available for display online. Customers can also see technical specifications, pictures and other general information about their purchases.

     - Back End Management. Electronic SelfServe allows for the real-time addition of inventory, editing and viewing of customer product and shipping information and general management tools.

     We also sell our merchandise through our Internet wholesale auction site, www.wholesaleauction.com. This site specifically deals in excess and obsolete inventory that we would otherwise have difficulty organizing and selling. This site typically distributes product in lots purchased by the pallet, odds and ends and non-working inventory.

DISCOUNT RETAIL CHANNEL.

     Our discount retail division has been selling computers and peripherals to retail customers on the Internet since 1996. Nearly 98% of our sales in this division are over the Internet. We currently service our retail customers through our Web site www.compgeeks.com and also supply product through third party auction sites including ONSALE, FirstAuction, Amazon and eBay.


     Our discount retail site carries a wider product selection than our wholesale site and caters to the price-conscious computer user. During the six months ended June 30, 1999, we averaged over 750 retail orders per business day with an average order value of over $90 per invoice. Substantially all of our retail sales to date have been domestic. This site offers an easy, secure and desirable place to shop online. We provide a convenient, easy-to-use "shopping cart" interface which features the following:


     - posted inventory linked to a real-time database;

     - online order tracking;


     - data encryption for security;


     - downloadable software device drivers; and

     - the ability to contact us for customer service or technical support directly from our Web site.

     As part of our discount retail Web site expansion and enhancement, we intend to develop a series of "micro-stores," Web sites targeted to specific niche markets. We believe this will increase traffic on and revenue from our primary retail Web sites as people become interested in learning what other products we carry. Additionally, we feel that it will increase unit-sales of inventory as we become known for providing merchandise desired by specific communities of interest. These community sites could include product categories we already have, as well as additional specialty categories.

     We have an agreement with a leading Internet auction site, ONSALE. We have agreed to provide products for ONSALE's auction and to fulfill orders entered through ONSALE, while ONSALE manages the auction process. ONSALE pays us the actual merchandise selling price and shipping charges, less a commission and any deductions for merchandise returns. Our discount retail division derives a significant percentage of its annual sales from ONSALE. Our sales through ONSALE included a cross section of all of our products sold in each of the three years. Generally, we select products for sale through ONSALE when we have quantities that we believe are in excess of the demand created through our own web sites.


SALES AND MARKETING

     We sell to consumers as well as to computer retailers and resellers. To achieve our objective of becoming the leading Internet wholesale supplier and discount retailer of computers and peripherals, we are developing a marketing strategy in order to strengthen our brand name and increase customer traffic to our Web sites.

     Advertising. We have taken a disciplined and selective approach in our advertising strategy that primarily considers the costs of customer acquisition. We attempt to maximize the return from promotional expenditures by choosing advertising media based on the cost relative to the likely audience and ability to generate increased traffic for our Web sites. To date, our marketing efforts have been limited to word-of-mouth, radio, postcards and magazines. We intend to significantly upgrade our marketing efforts with national print, radio, television and Internet advertisements, product giveaways and the implementation of an affiliate program.


     Customer Electronic Mail Broadcasts. We actively market to our base of customers using e-mail broadcasts. We had over 18,000 registrants at June 30, 1999. We currently send more than 110,000 e-mail messages each month announcing new items at our Web sites, special products, site changes and new features. We have a strict policy of sending only solicited e-mail, and a customer can remove his or her name from our mailing list at any time.


     Account Managers. While we expect Internet sales to account for an increasing percentage of our overall sales, we recognize the importance of having account managers for key accounts of our wholesale division. Our key accounts purchase inventory in very large quantities, generally 1,000 units and above, and require discounts from our normal prices. Account managers are necessary to help us understand what our customers require and how to continue to earn their business. Our retail division also employs account managers for repeat customers. We intend to add to our sales force as we grow.

ORDER FULFILLMENT

     We obtain products from our supplier network shortly before the products are listed for sale on our Web sites. All products are held in inventory at our distribution facilities and shipped directly to our customers. The product fulfillment process, from receipt of products through shipment, is largely automated, enabling us to capture real-time data on inventory receiving, shipping and stock levels. Orders placed by 2:00 p.m. on our wholesale site, and noon on our compgeeks.com site are shipped the same day. Approximately 90% of the products shipped from our warehouses are shipped within 24 hours or by the end of the next business day after the order is received, and our tight controls have historically kept shipping errors at negligible levels. We believe that the speed and accuracy of our order fulfillment process reinforces and enhances our customers' overall purchase experience.

CUSTOMER SERVICE AND QUALITY CONTROL

     We offer a one year warranty on most items we sell. While we do not always receive a full warranty from our suppliers, we generally will, at our own expense, extend a warranty to our customers to provide for the replacement or upgrade of a product or a refund of the purchase price, at our option.

     Wholesale customers may return items that are not to their satisfaction in the first 48 hours after receipt. After this period, we only accept defective items for warranty exchange.

     Our discount retail division may be contacted by phone, fax, or e-mail. Tracking information is also available from our Web site, 24 hours a day, 7 days a week. While we try to provide as much automated, self-service customer support as possible in the form of downloadable documentation, FAQ lists, and drivers, live technical support and return authorization assistance is available via telephone.

     We also perform the following services for suppliers and customers:

     - drop-shipping services;

     - order fulfillment services;

     - "kit assembly" services;

     - re-labeling supplier's products under our own brand name; and

     - technical support.

TECHNOLOGY

     We believe that automation is one of the keys to our success. We selectively use outside consultants and contractors for custom software design to quickly and efficiently automate tedious, time-consuming processes. As we grow, we will continue to automate our procedures to increase our efficiency and order-processing capacity. We have adequate technological infrastructure to handle our current business and expect to scale this infrastructure as our business grows.

     We have implemented an array of site management, customer interaction, transaction-processing and fulfillment services and systems using a combination of our own proprietary technologies and third-party technology. Our current strategy is to focus our resources on expansion and enhancement of our existing systems and to license commercially developed technology where available and appropriate. We use a set of software applications for the following:

     - accepting and validating customer orders,

     - organizing, placing and managing orders with suppliers,

     - managing and assigning inventory to customer orders,

     - generating distribution processing instructions,

     - managing shipment of products to customers and

     - managing and tracking customer orders and account information.

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

     We employ a set of software solutions for sending broadcast e-mail messages to customers on a frequent basis. This software extracts e-mail addresses from our subscriber-only mailing list and sends messages to the designated recipients as well as automatically servicing requests from customers to be added to or removed from our mailing list.

     Systems administrators and network managers monitor and control our Web sites, transaction processing systems and network operations. The continued, uninterrupted operation of our Web sites and transaction-processing systems is essential to our business and it is the duty of our site operations staff to ensure, to the greatest extent possible, its reliability, availability, and security. We contract the services of an Internet service provider to supply our connectivity to the Internet over dedicated digital links.

     We believe our information technology infrastructure is scalable. With the relatively simple installation of additional servers and software, we can increase the amount of traffic our Web sites are able to handle without upgrades to network infrastructure. Client/server hardware and software deployed for in-house use is currently more than adequate and we can upgrade it as required with minimal expense.

COMPETITION

     Selling computers and peripherals over the Internet is a rapidly evolving and intensely competitive industry. Current and new competitors can launch new electronic commerce Web sites at relatively low cost. We expect competition in electronic commerce to increase as traditional retailers, suppliers, manufacturers and direct marketers of computer products enter this market segment. Increased competition or our failure to compete successfully is likely to result in price reductions, fewer customer orders, reduced gross margins, increased marketing costs, loss of market share, or any combination of these problems.


     We currently compete with a variety of companies that sell personal computer products and other consumer goods through a variety of sales channels to customers. These competitors include:



     - companies with electronic commerce sites including Buy.com Inc., Cyberian Outpost, Inc., and Egghead.com;



     - companies offering Internet auctions, such as ONSALE, Inc., uBid, Inc., and Internet Shopping Network, Inc., the FirstAuction site;



     - catalog-based merchants with a significant electronic commerce offering, including CDW Computers Centers, Inc., Multiple Zones International, Inc. and Creative Computers, Inc.;



     - traditional retailers of personal computer products such as Fry's Electronics and CompUSA, Inc.;



     - manufacturers including Dell Computer Corporation and Gateway, Inc. that sell directly to consumers, including over the Internet; and



     - mass merchandisers such as Wal-Mart Stores, Inc., Costco Wholesale Corporation and Best Buy Co., Inc. that primarily sell through traditional retail channels but also sell over the Internet and office products retailers such as Office Depot Inc. and Staples, Inc. that primarily sell through traditional retail channels but also sell over the Internet.


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


     Current and potential competitors have established or may establish cooperative relationships among themselves or directly with suppliers to obtain exclusive or co-exclusive sources of merchandise. New competitors or relationships among competitors, or among competitors and suppliers, may emerge and rapidly acquire market share. For example, Dell Computer Corporation and Amazon.com, Inc. recently announced that they have agreed to provide links from their Web sites to new Web pages that advertise their respective products. Also, manufacturers might elect to sell or liquidate their products directly over the Internet.



     In general, we have less competition in the used, refurbished and obsolete product segments. In order to sell such goods, a company needs to tap into markets that are not readily apparent. We do not anticipate a great deal of competition for these segments.


INTELLECTUAL PROPERTY


     Electronic SelfServe and the Electronic SelfServe logo are registered in the United States Patent and Trademark Office as our service marks or trademarks. Compgeeks.com, Geekbert, GeekKit, Genica, Don't be a dork . . . shop at the Geeks!, Cyber SelfServe and Internet SelfServe are our trademarks or service marks. We also do business under the trade names of Evertek and Computer Geeks Discount Outlet. We believe the strength of our trademarks and service marks benefit our business and we intend to continue to protect and promote our registered and common law trademarks and service marks.


SHARE EXCHANGE AND S CORPORATION STATUS


     On May 28, 1999, we issued 14,572,861 shares of our common stock in exchange for all of the outstanding shares of compgeeks.com, Evertek and Evertek Trading. Evertek and compgeeks.com had previously been treated for federal and state income tax purposes as S corporations under subchapter S of the Internal Revenue Code of 1986, as amended. As a result of this tax status, their shareholders, rather than compgeeks.com or Evertek, have been taxed directly on the earnings of these entities for federal and state income tax purposes. We will continue to be taxed as an S corporation until the closing of this offering, at which time we will be taxed at the applicable C Corporation federal and state income tax rates.


     Prior to the share exchange, compgeeks.com and Evertek issued promissory notes in an aggregate amount of approximately $2.6 million to their founders for the retained earnings of these companies which had not been distributed, but on which the founders had already paid personal income tax. We will use a portion of the proceeds from this offering to repay these outstanding debt obligations of compgeeks.com and Evertek. We will distribute all of our retained earnings through the closing of this offering in excess of $500,000 to our founders. Please see "Use of Proceeds."

EMPLOYEES


     As of June 30, 1999, we had approximately 65 full-time employees. We have never had a work stoppage and, as of the date of this prospectus, no personnel are represented under collective bargaining agreements. We consider our employee relations to be good.


FACILITIES

     Our principal office and fulfillment center for our discount retail division is located in a 43,700 square foot facility located at 2370 Oak Ridge Way, Vista, California. The principal office and fulfillment center for our wholesale division is located in a

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

25,000 square foot facility located at 2604 Temple Heights Drive, Oceanside, California. We believe our current facilities will be adequate to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

     As of the date of this prospectus, we are not a party to any material legal proceedings.

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

                                   MANAGEMENT
EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.


          NAME             AGE                  POSITION
          ----             ---                  --------
Frank Segler.............   32   Chairman of the Board and Chief
                                 Executive Officer
Scott Kusel..............   34   President, Chief Operating Officer and
                                 Director
William C. Bousema.......   48   Vice President, Chief Financial
                                 Officer and Secretary
Doug Allen...............   36   Vice President of Marketing
Greg Hansen..............   34   Chief Information Officer, General
                                 Counsel, and Director
Christopher Herzog.......   31   Vice President of Electronic Commerce
                                 Development
Randy Segler.............   29   Vice President of International
                                 Operations
Patrick Thompson.........   33   Vice President and Controller
Robert K. Green(1)(2)....   37   Director
Stephen G.
  Holmes(1)(2)...........   53   Director


-------------------------
(1) Member of the compensation committee.

(2) Member of the audit committee.


     Frank Segler has served as our Chief Executive Officer and Chairman of the Board since May 1999. Mr. Segler has been President of Evertek since July 1992. Mr. Segler has been with compgeeks.com since January 1996 and served as its President from May 1996 to December 1996 and as its Chairman of the Board since December 1996. Mr. Segler has operated Evertek since 1990. Mr. Segler is Randy Segler's brother.


     Scott Kusel has served as our President, Chief Operating Officer and one of our directors since May 1999. Since January 1996, Mr. Kusel has been with compgeeks.com and has served as its Secretary since May 1996 and as its President since December 1996. From June 1989 until January 1996, Mr. Kusel was an owner of and served as the sales and purchasing manager at Optional Enterprises, a private storage device company.


     William C. Bousema has served as our Vice President, Chief Financial Officer and Secretary since May 1999. From December 1996 until April 1999, Mr. Bousema was a Director at Management Resource Center, Inc., a private investment banking advisory services firm. From February 1995 to December 1996, Mr. Bousema was Chief Financial Officer of Aquatec Water Systems, Inc., a manufacturer and exporter of pumps and electronic control devices. Previously, Mr. Bousema was a Vice President of Finance for The Irvine Company and was employed by Arthur Andersen LLP. Mr. Bousema has served on several boards and currently serves as a director of Second Harvest Food Bank of Orange County. Mr. Bousema is a certified public accountant.


     Doug Allen has served as our Vice President of Marketing since May 1999. Mr. Allen has been sales manager of Evertek since December 1993.


     Greg Hansen has served as our Chief Information Officer, General Counsel and one of our directors since June 1999. From April 1997 to May 1999, Mr. Hansen was an associate at Best Best & Krieger LLP. From November 1994 to March 1997, he was an associate at Chapin, Fleming, McNitt, Shea & Carter (formerly Chapin, Fleming & Winet), and from May 1994 to November 1994 he was a senior law clerk at that firm.


     Christopher Herzog has served as our Vice President of Electronic Commerce Development since May 1999. Mr. Herzog has acted in various capacities since joining compgeeks.com at its inception in May 1996, most recently as the Information Technology and Electronic Marketing Director. From February 1995 to February 1996, he was a retail sales and technical support agent for Mac Rentals, Inc., a computer retailer and leasing company. Mr. Herzog has over 13 years of professional experience in the computer industry.


     Randy Segler has served as our Vice President of International Operations since May 1999. Mr. Segler has been managing director of Evertek Trading Limited since August 1996 and was sales manager from September 1995 to August 1996. From January 1993 to September 1995, Mr. Segler was involved with real estate investments. Mr. Segler is Frank Segler's brother.


     Patrick Thompson has served as our Vice President and Controller since May 1999. Mr. Thompson has been an employee of Evertek since October 1995, and has served as General Manager of Evertek since November 1997. From 1993 to October 1995 Mr. Thompson was a controller at Vision Technologies, a computer systems integrator.

     Robert K. Green has served as one of our directors since May 1999. Mr. Green is the President and Chief Operating Officer of UtiliCorp United Inc., an international energy and services company, since February 1996 and earlier served as UtiliCorp's Managing Executive Vice President from January 1993 to February 1996. He has held several executive positions at UtiliCorp's Missouri Public Service division since 1988, including two years as President. Mr. Green is Co-Chairman of the Kansas City Area Development Counsel, President of the Heart of America Council and the Boy Scouts of America. Mr. Green also serves as a director of UMB Bank, n.a. and Utilicorp United Inc.

     Stephen G. Holmes has served as one of our directors since May 1999. Mr. Holmes has been a principal of Global Capital Markets, Incorporated, a financial intermediary that provides merger and acquisition services and access to corporate debt and equity capital, since October 1995. From February 1992 to October 1995, Mr. Holmes was the Chief Financial Officer and a director of AmeriQuest Technologies, Inc., a consumer products distribution company. Mr. Holmes also served as a partner of Arthur Andersen LLP prior to joining AmeriQuest.

CLASSES OF THE BOARD

     Our board currently has four members. Under our certificate of incorporation and bylaws, beginning at our next annual meeting of stockholders, we will divide our board into three classes of directors serving staggered three-year terms, with one class of directors elected at each annual meeting of stockholders.

BOARD COMMITTEES

     The board established its audit committee in May 1999. It reviews, acts on and reports to the board of directors on various auditing and accounting matters, including selecting our auditors, the scope of the annual audit, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Messrs. Green and Holmes.

     The board established a compensation committee in May 1999. The compensation committee recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our compensation plans. The members of the compensation committee are Messrs. Green and Holmes.

DIRECTOR COMPENSATION


     We do not pay directors cash compensation, however, we reimburse them for the reasonable expenses of attending meetings of the board of directors or committees. Under our 1999 Stock Incentive Plan, non-employee members of the board of directors who join the board after the completion of this offering will receive an option to purchase 12,345 shares of common stock on the date the individual joins the board, so long as the individual has not previously been employed by us or any parent or subsidiary corporation. Please see "-- Benefit Plans."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee currently consists of Messrs. Green and Holmes. Neither member of the compensation committee has been an officer or employee of us at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in May 1999, the board of directors as a whole made decisions relating to compensation of our executive officers.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS


     All of our current employees have entered into agreements with us which contain restrictions and covenants relating to the protection of our confidential information, the assignment of inventions, and restrictions on competition and soliciting our clients, employees, or independent contractors. We have no employment agreements with any of our employees.

EXECUTIVE COMPENSATION

     The following table shows all compensation received during the year ended December 31, 1998 by our Chief Executive Officer and by our other executive officers whose salary and bonus exceeded $100,000 in 1998 for services rendered in all capacities to us during 1998.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL
                                                     COMPENSATION
                                                     ------------       OTHER
            NAME AND PRINCIPAL POSITION                 SALARY       COMPENSATION
            ---------------------------              ------------    ------------
Frank Segler.......................................    $104,000        $      0
  Chairman of the Board and Chief Executive Officer
Scott Kusel........................................    $120,000        $  6,000(1)
  President, Chief Operating Officer and Director
Doug Allen.........................................           0        $210,000(2)
  Vice President of Marketing

-------------------------
(1) Mr. Kusel received an automobile lease allowance of $6,000 for 1998.

(2) Based on sales commissions for 1998 sales.


     William C. Bousema became Vice President, Chief Financial Officer and Secretary in May 1999 and is compensated at an annual base salary of $120,000. Greg Hansen became Chief Information Officer and General Counsel in June 1999. Mr. Hansen is compensated at an annual base salary of $150,000 and received a $114,000 signing bonus.


OPTION GRANTS

     There were no options granted in 1998 to our executive officers.

BENEFIT PLANS

1999 STOCK INCENTIVE PLAN.

     Introduction. The CompGeeks 1999 Stock Incentive Plan became effective when adopted by the board in May 1999. The stockholders approved the plan in May 1999.


     Share Reserve. 1,646,000 shares of common stock have been authorized for issuance under the 1999 Stock Incentive Plan. The share reserve will automatically increase on the first trading day in January each calendar year, beginning January 1, 2000, by an amount equal to 1.5% of the total number of shares of common stock outstanding on the last trading day in December in the preceding calendar year, but in no event will this annual increase exceed 246,900 shares. In addition, no participant in the 1999 Stock Incentive Plan can receive stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 411,500 shares of common stock in total per calendar year.


     Programs. The 1999 Stock Incentive Plan is divided into five separate programs:

     - the discretionary option grant program under which our eligible employees may receive options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

     - the stock issuance program under which eligible employees may purchase shares of common stock directly, at a price of at least 100% of their fair market value at the time of issuance, or receive shares as a bonus tied to the performance of services;

     - the salary investment option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees to use a portion of their base salary to acquire special below-market stock options;

     - the automatic option grant program, under which we will automatically grant options at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and


     - the director fee option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members to use a portion of the annual retainer fee otherwise payable to them in cash each year to acquire special below-market options.


     Administration. Our compensation committee will administer the discretionary option grant program and the stock issuance program. This committee will determine which eligible individuals receive options or stock issuances under those programs, the time or times when these option grants or stock issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

     Plan Features. Our 1999 Stock Incentive Plan will include the following features:

     - The holder of any options granted under the plan may pay the exercise price in cash or in shares of common stock valued at fair market value on the exercise date. The holder may also exercise the option through a same-day sale program without any cash outlay by the holder.

     - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based on the fair market value of common stock on the new grant date.

     - The board of directors may issue stock appreciation rights under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the difference between the fair market value of the common stock underlying the option and the exercise price for those shares. We may make the payment in cash or in shares of common stock.

     Change in Control. Our 1999 Stock Incentive Plan will include the following change in control provisions, which may cause accelerated vesting of outstanding option grants and stock issuances:

     - In the event that we are acquired by merger or asset sale or a board-approved sale of more than fifty percent of our stock by our stockholders, each outstanding option under the discretionary option grant program which is not assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all unvested shares will immediately vest, except to the extent the our repurchase rights with respect to those shares are to be assigned to the successor corporation.

     - The plan administrator will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under our 1999 Stock Incentive Plan may be accelerated upon similar terms and conditions.

     - The plan administrator may also grant options which will immediately vest upon our acquisition, whether or not the successor corporation assumes those options.

     - The plan administrator may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board of directors through one or more contested elections. This accelerated vesting may occur either at the time of such transaction or on the subsequent termination of the individual's service.

     Salary Investment Option Grant Program. If the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount between $10,000 and $50,000. Each selected individual who makes this election will automatically receive, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, an option to purchase a number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant, the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares, will equal the amount of salary invested in that option. The option will vest and become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is in effect and will fully and immediately vest on certain changes in the ownership or control of us.


     Automatic Option Grant Program. Each member of the board of directors who first joins the board of directors after the completion of this offering and who has not previously been employed by us will automatically receive an option grant for 12,345 shares on the date that person joins the board of directors. Also, on the date of each annual stockholders meeting after the completion of this offering, each non-employee director who is to continue to serve in that capacity will automatically receive an option to purchase 4,115 shares of common stock, provided that person has served on the board of directors for at least six months.

     Each automatic grant will have a term of ten years, subject to earlier termination if the optionee ceases to serve on the board of directors. The option will be immediately exercisable for all of the option shares; however, we may repurchase any unvested shares purchased under the option, at the exercise price paid per share, if the optionee ceases to serve on the board of directors prior to vesting in those shares. The shares subject to each 12,345 share automatic option grant will vest over a three-year period in successive equal annual installments on the individual's completion of each year of board service over the three-year period measured from the option grant date. Each 4,115 share automatic option grant will be fully vested at the time of grant. The shares subject to each automatic grant will immediately vest in full on changes in control or ownership of us or on the optionee's death or disability while a director.


     Director Fee Option Grant Program. If the board of directors puts this program into effect in the future, then each non-employee director may elect to use all or a portion of any annual retainer fee otherwise payable in cash to acquire a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The exercise price of the option will equal one-third of the fair market value of the underlying shares on the grant date, and the number of shares subject to the option will equal the amount of the retainer fee applied to the program divided by two-thirds of the fair market value per share of common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the portion of the retainer fee invested in that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year to which the election applies. However, the option will become immediately exercisable for all the option shares on certain changes in the ownership or control of us or on the death or disability of the optionee while serving as a director.


     Limited Stock Appreciation Rights. Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, salary investment option grant and director fee option grant programs. The board of directors may grant limited stock appreciation rights to one or more of our officers as part of their option grants under the discretionary option grant program. Holders may surrender options with a limited stock appreciation right to us only on the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to receive a cash distribution from us in an amount per surrendered option share based on the highest price per share of common stock paid in connection with the tender offer.


     Amendment. The board of directors may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate no later than May 26, 2009.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS.

     We do not currently have any employment agreements or severance programs in effect with any of our executive officers named in the Summary Compensation Table. We provide incentives such as salary, cash bonuses and option grants, which typically vest over a four-year period, to attract and retain qualified executives and other members of senior management.

     If we are acquired by merger or by selling substantially all of our assets, each outstanding option held by some of our executive officers will automatically vest in full on an accelerated basis, except to the extent the successor entity assumes the options. In addition, the compensation committee as plan administrator of the 1999 Stock Incentive Plan will have the authority to grant options and to structure repurchase rights under that plan so that shares subject to those options or repurchase rights will immediately vest in connection with a change in control of us or a transfer of our assets. Vesting will occur either at the time of a change in control or the later involuntary termination of the optionholder's service.

                     RELATIONSHIPS AND RELATED TRANSACTIONS


     CompGeeks pays $12,600 monthly rent to Unified Holdings Trust for the facility at 2604 Temple Heights Drive, Oceanside, California. Frank Segler is the trustee of Unified Holdings Trust, a trust for the benefit of Mr. Segler and other members of his family. This monthly rental payment is the same as was paid to the previous unaffiliated third party lessor.


     On May 10, 1999, we issued 10% demand promissory notes from compgeeks.com to Frank Segler and Scott Kusel for $501,305 and $501,305, respectively, and from Evertek to Frank Segler for $1,537,988. These notes represent payment of a portion of the retained earnings in Evertek Computer Corporation and compgeeks.com on which Messrs. Segler and Kusel had already paid personal income tax. A portion of the net proceeds from this offering will be used to pay these promissory notes.

     During 1998, Evertek Trading Limited loaned $158,110 to Randy Segler. At December 31, 1998, the balance due was $158,110. The loan had no terms and was repaid in May 1999.


     During 1998, compgeeks.com loaned $100,000 to Scott Kusel. At December 31, 1998, the balance due on the note was $88,000. The terms of the note provide for interest commencing in April 1999 at the rate of 6%. The note is due and payable in full in October 1999 and is secured by Mr. Kusel's residence.

                             PRINCIPAL STOCKHOLDERS


     The following table contains information with respect to the beneficial ownership of our common stock as of June 30, 1999, and as adjusted to reflect the sale of the shares of common stock in this offering, by:


     - each person (or group of affiliated persons) who we know owns beneficially 5% or more of our common stock,

     - each of our directors,

     - our executive officers listed in the Summary Compensation Table and

     - all of our directors and executive officers as a group.

     Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power over all shares of common stock shown as beneficially owned by them. The address for those individuals for which an address is not otherwise indicated is: 2370 Oak Ridge Way, Vista, California 92083.


                                                                          PERCENTAGE
                                                                      BENEFICIALLY OWNED
                                                   NUMBER OF         --------------------
                                               BENEFICIALLY OWNED     BEFORE      AFTER
              BENEFICIAL OWNER                       SHARES          OFFERING    OFFERING
---------------------------------------------  ------------------    --------    --------
Frank Segler(1)..............................      11,226,932           77.0%       57.4%
Scott Kusel..................................       2,502,160           17.2%       12.8%
Doug Allen(2)................................              --              *           *
Greg Hansen(3)...............................                              *           *
Randy Segler.................................         843,769            5.8%        4.3%
  19th Floor, Malaysia Building,
  Wanchai, Hong Kong
Robert K. Green(4)...........................              --              *           *
  20 West Ninth Street,
  Kansas City, Missouri 64105
Stephen G. Holmes(4).........................              --              *           *
  19200 Von Karman Avenue,
  Suite 525,
  Irvine, CA 92612
All directors and executive officers as a
  group (10 persons)(5)......................      14,572,861          100.0%       75.0%


-------------------------
 *  Less than 1% of total.


(1) Includes 8,724,772 shares beneficially owned by The Segler Family Trust, of which Mr. Segler is a trustee.



(2) Excludes an option to purchase 23,044 shares anticipated to be granted to Mr. Allen prior to the closing of this offering, 25% of which shall vest and become exercisable 12 months after the closing of this offering, with the remainder thereafter vesting and becoming exercisable in 36 equal monthly installments.



(3) Excludes an option to purchase 40,000 shares anticipated to be granted to Mr. Hansen prior to the closing of this offering, 50% of which shall vest and become exercisable on May 31, 2000, with the remainder thereafter vesting and becoming exercisable in 36 equal monthly installments.



(4) Excludes an option to purchase 15,000 shares anticipated to be granted to each of Mr. Green and Mr. Holmes prior to the closing of this offering, 33.3% of which shall vest and become exercisable 12 months after the closing of this offering, 33.3% of which shall vest and become exercisable 24 months after the closing of this offering, with the remainder thereafter vesting and becoming exercisable 36 months after the closing of this offering.

(5) Excludes options to purchase an aggregate 232,548 shares anticipated to be granted to all directors and executive officers as a group prior to or upon the closing of this offering, a percentage of which shall vest and become exercisable 12 months after the closing of this offering, with the remainder thereafter vesting and becoming exercisable either in 36 equal monthly installments or equal installments upon the 24th and 36th month after the closing of this offering.

                           DESCRIPTION OF SECURITIES


     The following information describes our common stock and our certificate of incorporation and bylaws as they will be in effect on the closing of this offering. While this description includes the material terms related to our securities, it is only a summary. You should also refer to our certificate of incorporation and bylaws, which we have filed with the SEC as exhibits to the registration statement of which this prospectus is a part. This description of the common stock reflects changes to our capital structure that will take place on the closing of this offering.



     Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.


COMMON STOCK


     As of June 30, 1999, there were 14,572,861 shares of common stock outstanding and held of record by three stockholders. Based upon the number of shares outstanding and giving effect to the issuance of the 5,000,000 shares of common stock in this offering, there will be 19,572,861 shares of common stock outstanding.


     Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election. Holders of common stock are entitled to receive pro rata shares of dividends, if any, declared by the board of directors out of legally available funds. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock, and the shares included in this offering, are fully paid and nonassessable.

PREFERRED STOCK

     Our board of directors has the right to issue preferred stock without further approval by our stockholders. If we issue preferred stock, its holders may have voting rights and rights to receive distributions that are superior to your rights as a holder of common stock. There are no shares of preferred stock outstanding.

OPTIONS


     We anticipate that as of the closing of this offering, we will grant options to purchase a total of 492,214 shares of common stock at the per share price of shares sold in this offering. We may also grant options to purchase up to an additional 1,153,786 shares of common stock under our 1999 Stock Incentive Plan. Please see "Management -- Benefit Plans" and "Shares Eligible for Future Sale."


REGISTRATION RIGHTS

     EVEREN Securities, Inc. will receive warrants to purchase common stock in connection with this offering. EVEREN and any transferees holding the warrants will have a limited piggyback right to require us to register the common stock received on exercising the warrants. Please see "Underwriting" for a description of these rights.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. With some exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. With some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     In addition, provisions contained in our certificate and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt. This could discourage a potential acquiror who might otherwise be willing to pay a premium over the market price for your shares. The provisions will be in effect on the closing of this offering and are summarized in the following paragraphs.

     BOARD OF DIRECTORS VACANCIES. Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with the stockholder's own nominees.

     STAGGERED BOARD. Our bylaws divide our board into three classes. Beginning at the next annual meeting of stockholders, some of the directors will be elected at each annual meeting. The staggered board will discourage potential acquirors by limiting their ability to change our board of directors.

     STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our certificate provides that stockholders cannot take action by written consent, but only at duly called annual or special meetings of stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by the President, Chief Executive Officer or Chairman of the board of directors or a majority of the board of directors.

     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for directors at our annual meeting of stockholders, must notify us in advance. We must receive the notice at least 120 days before the first anniversary of the date of our notice of the previous annual meeting of stockholders. The bylaws also specify certain requirements for the form and content of a stockholder's notice. These provisions may prevent stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for directors at our annual meeting of stockholders.

     AUTHORIZED BUT UNISSUED SHARES. We can issue our authorized but unissued shares of common stock and preferred stock without stockholder approval, subject to certain limitations imposed by the Nasdaq National Market. We can use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The board's power to issue new common stock and preferred stock could discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or other means.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance for liability resulting from their capacity or status as directors and officers. This provision does not limit the liability of a director for the following:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock purchases or redemptions;

     - for any transaction from which the director derived an improper personal benefit; and

     - the directors' responsibilities under some other laws, including the Federal securities laws or state or Federal environmental laws.

     Our certificate eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, the certificate provides that we may fully indemnify any officer or director from claims resulting from the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another enterprise. This indemnification can cover expenses (including attorney's fees), judgments, fines and amounts paid in settlement.

     We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe we must provide these benefits to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have applied for liability insurance for our officers and directors.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent which would trigger indemnification rights. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     We have filed copies of our certificate and bylaws, and our agreement to indemnify our officers and directors, as exhibits to the registration statement filed with the SEC in connection with this offering. We encourage you to read them.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE


     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that those sales could occur. Those sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have 19,572,861 shares of common stock outstanding. Of these shares, the 5,000,000 shares sold in this offering are freely tradable. The holders of all remaining outstanding shares have entered into lock-up agreements which prohibit sales into the public market without the prior written consent of First Union Capital Markets Corp. until 180 days from the date of this prospectus.



     In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of common stock (approximately 195,728 shares immediately after this offering) or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who has not been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without the volume restrictions described above. If a holder acquired shares from one of our affiliates, the holding period for the purpose of a sale under Rule 144 commences on the date of transfer from the affiliate.



     On the closing of this offering, we intend to file a registration statement to register for resale the 1,646,000 shares of common stock reserved for issuance under our stock option plans. We expect that registration statement to become effective immediately when filed. Shares issued on the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of some of our options, the expiration of the lock-up agreements referred to below. We anticipate that as of the closing of this offering we will grant options to purchase a total of 492,214 shares of common stock at the per share price of shares sold in this offering. At various times after 180 days from the date of this prospectus these options will become exercisable and available for sale in the public market.



     Holders of warrants to purchase up to approximately 287,500 shares of common stock, have a limited right to include their shares in future registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include the shares of these stockholders in our registration statements could adversely affect our ability to raise needed capital. Please see "Description of Securities -- Registration Rights" and "Underwriting."

                                  UNDERWRITING


     Under the terms and conditions of an underwriting agreement, the underwriters, who are represented by First Union Capital Markets Corp., EVEREN Securities, Inc., ING Barings LLC, C.E. Unterberg, Towbin and George K. Baum & Company, will each purchase from us the number of shares of common stock shown below.



                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
First Union Capital Markets Corp............................
EVEREN Securities, Inc......................................
ING Barings LLC.............................................
C.E. Unterberg, Towbin......................................
George K. Baum & Company....................................
          Total.............................................
                                                              ========



     The underwriting agreement provides that the obligations of the underwriters to purchase shares of common stock are subject to approval of certain legal matters by their counsel and to various other conditions. Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the shares they must purchase and accept delivery of all of the shares, other than those covered by the over-allotment option.



     The underwriters initially will offer the shares of common stock directly to the public at the public offering price shown on the cover page of this prospectus and to certain dealers at that price, minus a concession not more
than $       per share. The underwriters may allow, and the dealers may reallow
to other dealers, concessions not more than $       per share. After the initial
public offering of the common stock, the offering price of the common stock and other selling terms may be changed by the representatives. The representatives have informed us that they do not intend to confirm sales to any account over which they exercise discretionary authority.



     We have granted the underwriters an option to purchase up to 750,000 additional shares of common stock on the same terms and conditions as shown on the cover page of this prospectus. The underwriters may buy some or all of these additional shares during the 30 days after the date of this prospectus solely to cover over-allotments. If the option is exercised, each underwriter will generally have a commitment to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment shown in the preceding table.


     The common stock is offered for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of common stock.


     We and all of our stockholders, officers and directors have agreed not to
(1) offer, sell, contract to sell, make any short sale, pledge or otherwise dispose of, any shares of common stock or any options to acquire shares of common stock securities convertible into or exercisable or exchangeable for any other rights to purchase or acquire common stock or (2) enter into any swap or other agreements that transfers all or a part of the economic consequences or ownership of common stock for a period of 180 days from the date of this prospectus, without the prior written consent of First Union Capital Markets Corp.

     We have agreed to issue to EVEREN Securities and certain of their affiliates warrants to purchase up to 287,500 shares of common stock, at an exercise price per share equal to 120% of the initial public offering price per share of common stock. We have agreed to grant the warrants for investment banking services rendered to us by EVEREN Securities prior to this offering, among other things. The warrants are exercisable for a period of four years, commencing one year from the effective date of the registration statement of which this prospectus is a part and expire five years from the effective date. The warrants will not be sold, offered for sale, transferred, assigned or hypothecated for a period of one year from the effective date other than to certain affiliated parties of the underwriters. The holders of the warrants will have no voting, dividend or other shareholders' rights until the warrants are exercised. We have granted EVEREN Securities a right to participate in any future registration of securities by us by registering the warrants or the underlying stock which right expires 5 years from the effective date.



     The underwriters have reserved for sale, at the initial public offering price, shares of common stock for certain of our directors, officers, employees, friends and family under a directed share program. We expect these persons to purchase, in total, no more than 5% of the common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as other shares in this offering.


     We have agreed to indemnify the underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

     Before this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock in this offering was determined by agreement between us and the underwriters. Among the factors considered in determining that price were the history of and the prospects for the industry in which we compete, an assessment of our management, our present operations, our historical results of operations and the trend of our revenues and earnings, our prospects for future earnings, the general condition of the securities markets at the time of this offering and the price of similar securities of generally comparable companies. We cannot assure you that an active trading market will develop for our common stock or that our common stock will trade in the public markets at or above the initial public offering price.

     In order to facilitate this offering, persons participating in it may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold them. The underwriters may elect to cover any short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. The underwriters may also engage in passive market making transactions in the common stock on the Nasdaq National Market. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. These activities may stabilize or maintain the market price above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock if it discourages resales. We make no representation as to the magnitude or effect of any stabilization or other transactions. These transactions may take place on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and may end them at any time.

                                 LEGAL MATTERS

     We are being advised on the legality of the issuance of the shares of common stock offered by this prospectus by Brobeck, Phleger & Harrison LLP, San Diego, California. The underwriters are being advised on legal matters by Morrison & Foerster, LLP, Los Angeles, California.

                                    EXPERTS

     The combined financial statements of the CompGeeks Companies as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included in this prospectus and in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed a Form S-1 registration statement with the SEC concerning the shares of common stock to be sold in this offering. This prospectus does not contain all the information about CompGeeks and this offering contained in the registration statement. For example, in this prospectus we have summarized or referred to our charter documents and agreements that have been filed as exhibits to the registration statement. All material terms of each contract, agreement or other document are described in this prospectus. However, statements in this prospectus about the contents of any contract, agreement or other document are not complete, and we qualify them by referring you to the full text of the document filed as an exhibit to the registration statement.


     You may read and copy all or any portion of the registration statement or any other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, on payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the Commission's Web site at www.sec.gov.

     After this offering, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, accordingly will file periodic reports, proxy statements and other information with the SEC. On approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial information.

                            THE COMPGEEKS COMPANIES

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants...........................  F-2
Financial Statements:
  Combined Balance Sheets...................................  F-3
  Combined Statements of Income.............................  F-4
  Combined Statements of Stockholders' Equity...............  F-5
  Combined Statements of Cash Flows.........................  F-6
  Notes to Combined Financial Statements....................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

     The Boards of Directors of the CompGeeks Companies:

We have audited the accompanying combined balance sheets of the CompGeeks Companies as of December 31, 1997 and 1998, and the related combined statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the CompGeeks Companies as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                       KPMG LLP

San Diego, California
May 12, 1999

                            THE COMPGEEKS COMPANIES

                            COMBINED BALANCE SHEETS


                                          DECEMBER 31,                        PRO FORMA
                                     -----------------------    JUNE 30,      JUNE 30,
                                        1997         1998         1999          1999
                                     ----------   ----------   -----------   -----------
                                                               (UNAUDITED)   (UNAUDITED)
                                                                              (NOTE 12)
ASSETS (PLEDGED)
Current assets:
  Cash and cash equivalents........  $  996,815   $  956,665   $  254,470
  Accounts receivable, less
     allowance for doubtful
     accounts of $7,965 in 1997,
     $13,256 in 1998 and $71,979 in
     1999..........................     598,110    1,909,339    2,508,129
  Inventory........................   1,331,794    3,139,224    4,701,776
  Advance payments for inventory...     122,131      158,000      428,745
  Deferred offering costs..........          --           --      581,082
  Prepaid expenses and other
     current assets................       2,608       13,456       31,333
  Notes receivable from
     stockholders..................          --      246,110       88,000
                                     ----------   ----------   ----------
       Total current assets........   3,051,458    6,422,794    8,593,535
Property and equipment, net........     137,989      265,873      421,138
Other assets.......................      22,305       13,960       39,127
                                     ----------   ----------   ----------
                                     $3,211,752   $6,702,627   $9,053,800
                                     ==========   ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft...................  $       --   $   74,381   $       --
  Lines of credit..................          --           --      590,549
  Note payable to bank.............          --           --    1,000,000
  Notes payable to stockholders....          --           --    2,540,598
  Accounts payable.................      95,748      565,704    2,782,394
  Accrued expenses.................      94,621      107,761      305,195
  Customer deposits................     114,937      103,642      111,646
                                     ----------   ----------   ----------
       Total current liabilities...     305,306      851,488    7,330,382
                                     ----------   ----------   ----------
Stockholders' equity:
  Common stock.....................       7,003        7,003        7,003        14,573
  Additional paid-in capital.......          --           --           --       492,430
  Retained earnings................   2,899,443    5,844,136    1,716,415            --
                                     ----------   ----------   ----------    ----------
Total stockholders' equity.........   2,906,446    5,851,139    1,723,418       507,003
                                     ----------   ----------   ----------    ----------
Commitments and contingencies
                                     $3,211,752   $6,702,627   $9,053,800
                                     ==========   ==========   ==========


See accompanying notes to combined financial statements.

                            THE COMPGEEKS COMPANIES

                         COMBINED STATEMENTS OF INCOME


                                                                                SIX MONTHS ENDED
                                               DECEMBER 31,                         JUNE 30,
                                  ---------------------------------------   -------------------------
                                     1996          1997          1998          1998          1999
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Net sales.......................  $15,772,172   $26,917,799   $49,514,651   $21,461,015   $36,425,347
Costs of goods sold.............   12,746,378    21,508,035    39,980,859    16,655,171    30,578,722
                                  -----------   -----------   -----------   -----------   -----------
       Gross profit.............    3,025,794     5,409,764     9,533,792     4,805,844     5,846,625
Operating expenses:
  Sales and marketing...........      733,588     1,615,303     2,752,580     1,185,366     1,832,238
  General and administrative
     expenses...................      666,313     1,172,575     1,862,356       712,242     1,265,484
                                  -----------   -----------   -----------   -----------   -----------
       Total operating
          expenses..............    1,399,901     2,787,878     4,614,936     1,897,608     3,097,722
                                  -----------   -----------   -----------   -----------   -----------
       Income from operations...    1,625,893     2,621,886     4,918,856     2,908,236     2,748,903
Other income (expense):
  Interest expense..............      (20,671)      (25,006)      (20,135)      (11,271)     (111,485)
  Interest income...............        2,744         9,337        21,396         6,619         5,045
  Other.........................        4,000        44,382        70,098         1,927         1,483
                                  -----------   -----------   -----------   -----------   -----------
                                      (13,927)       28,713        71,359        (2,725)     (104,957)
                                  -----------   -----------   -----------   -----------   -----------
Income before income taxes......    1,611,966     2,650,599     4,990,215     2,905,511     2,643,946
Provision for income taxes......       24,954        66,799        68,097        22,254        42,829
                                  -----------   -----------   -----------   -----------   -----------
       Net income...............  $ 1,587,012   $ 2,583,800   $ 4,922,118   $ 2,883,257   $ 2,601,117
                                  ===========   ===========   ===========   ===========   ===========
Pro forma information:
  Historical income before
     provision for income
     taxes......................  $ 1,611,966   $ 2,650,599   $ 4,990,215   $ 2,905,511   $ 2,643,946
  Pro forma provision for income
     taxes......................      644,786     1,060,240     1,996,086     1,162,204     1,057,578
                                  -----------   -----------   -----------   -----------   -----------
  Pro forma net income..........  $   967,180   $ 1,590,359   $ 2,994,129   $ 1,743,307   $ 1,586,368
                                  ===========   ===========   ===========   ===========   ===========
  Pro forma net income per basic
     and diluted share..........  $      0.07   $      0.11   $      0.21   $      0.12   $      0.11
                                  ===========   ===========   ===========   ===========   ===========
  Pro forma weighted average
     common shares
     outstanding................   14,572,861    14,572,861    14,572,861    14,572,861    14,572,861
                                  ===========   ===========   ===========   ===========   ===========


See accompanying notes to combined financial statements.

                            THE COMPGEEKS COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


                                 COMMON STOCK        ADDITIONAL                     TOTAL
                             ---------------------    PAID-IN      RETAINED     STOCKHOLDERS'
                               SHARES      AMOUNT     CAPITAL      EARNINGS        EQUITY
                             -----------   -------   ----------   -----------   -------------
Balance, December 31,
  1995.....................       50,000   $ 5,000    $     --    $   986,638    $   991,638
Issuance of common stock...        2,002     2,003          --             --          2,003
Net income.................           --        --          --      1,587,012      1,587,012
Distributions to
  stockholders.............           --        --          --       (981,807)      (981,807)
                             -----------   -------    --------    -----------    -----------
Balance, December 31,
  1996.....................       52,002     7,003          --      1,591,843      1,598,846
Net income.................           --        --          --      2,583,800      2,583,800
Distributions to
  stockholders.............           --        --          --     (1,276,200)    (1,276,200)
                             -----------   -------    --------    -----------    -----------
Balance, December 31,
  1997.....................       52,002     7,003          --      2,899,443      2,906,446
Net income.................           --        --          --      4,922,118      4,922,118
Distributions to
  stockholders.............           --        --          --     (1,977,425)    (1,977,425)
                             -----------   -------    --------    -----------    -----------
Balance, December 31,
  1998.....................       52,002     7,003                  5,844,136      5,851,139
Net income (unaudited).....           --        --          --      2,601,117      2,601,117
Distributions to
  stockholders
  (unaudited)..............           --        --          --     (6,728,838)    (6,728,838)
Issuance of shares in
  connection with the
  Exchange (unaudited).....   14,520,859        --          --             --             --
                             -----------   -------    --------    -----------    -----------
Balance, June 30, 1999
  (unaudited)..............   14,572,861   $ 7,003    $     --    $ 1,716,415    $ 1,723,418
                             ===========   =======    ========    ===========    ===========
Pro forma presentation of
  recapitalization in
  connection with proposed
  initial public offering
  ("IPO") (unaudited):
     S Corporation
       distributions to
       shareholders
       (unaudited).........           --   $    --    $     --    $(1,216,415)   $(1,216,415)
     Reclassification of
       retained earnings to
       common stock and
       paid-in capital
       (unaudited).........           --     7,570     492,430       (500,000)            --
Pro forma balance June 30,
  1999 (unaudited).........   14,572,861   $14,573    $492,430    $        --    $   507,003
                             ===========   =======    ========    ===========    ===========


See accompanying notes to combined financial statements.

                            THE COMPGEEKS COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                                      SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                    JUNE 30,
                                       ---------------------------------------   --------------------------
                                          1996         1997           1998          1998           1999
                                       ----------   -----------   ------------   -----------   ------------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income.........................  $1,587,012   $ 2,583,800   $  4,922,118   $ 2,883,257   $  2,601,117
  Adjustments to reconcile net income
     to net cash provided by
     operating activities:
     Provision for doubtful
       accounts......................      35,772        18,013         28,336        16,473         58,723
     Depreciation and amortization...      12,399        28,622         34,354        14,957         23,991
     (Increase) decrease in assets:
       Accounts receivable...........      79,178      (250,162)    (1,339,565)     (121,869)      (657,513)
       Advance payments for
          inventory..................          --      (122,131)       (35,869)     (665,748)      (270,745)
       Inventory.....................    (152,327)     (916,028)    (1,807,430)   (1,982,361)    (1,562,552)
       Prepaid expenses and other
          current assets.............     (20,877)       56,304        (10,848)       (5,040)       (17,877)
       Other assets..................      16,188       (20,211)         8,345       (13,500)       (25,167)
     Increase (decrease) in
       liabilities:
       Accounts payable..............     139,062       (83,630)       469,956       234,561      2,216,690
       Accrued expenses..............     (66,808)       82,956         13,140       (15,186)       197,434
       Customer deposits.............      76,787        38,150        (11,295)      (12,172)         8,004
                                       ----------   -----------   ------------   -----------   ------------
          Net cash provided by
            operating activities.....   1,706,386     1,415,683      2,271,242       333,372      2,572,105
                                       ----------   -----------   ------------   -----------   ------------
Cash flows from investing
  activities -- Purchases of property
  and equipment......................     (33,208)     (123,196)      (162,238)      (99,227)      (179,256)
                                       ----------   -----------   ------------   -----------   ------------
Cash flows from financing activities:
  Changes in in bank overdraft.......          --            --         74,381       379,220        (74,381)
  Borrowings on lines of credit......   1,516,705     1,885,861     18,301,820     1,657,478     16,597,026
  Repayments on lines of credit......  (1,516,705)   (1,885,861)   (18,301,820)   (1,350,000)   (16,006,477)
  Issuance of note payable to bank...          --            --             --            --      1,000,000
  Payment of deferred offering
     costs...........................          --            --             --            --       (581,082)
  Notes receivable from stockholders,
     net.............................          --            --       (246,110)           --        158,110
  Issuance of common stock...........       2,003            --             --            --             --
  Distributions to stockholders......    (981,807)   (1,276,200)    (1,977,425)   (1,254,500)    (4,188,240)
                                       ----------   -----------   ------------   -----------   ------------
          Net cash used in financing
            activities...............    (979,804)   (1,276,200)    (2,149,154)     (567,802)    (3,095,044)
                                       ----------   -----------   ------------   -----------   ------------
Net increase (decrease) in cash and
  cash equivalents...................     693,374        16,287        (40,150)     (333,657)      (702,195)
Cash and cash equivalents at
  beginning of period................     287,154       980,528        996,815       996,815        956,665
                                       ----------   -----------   ------------   -----------   ------------
Cash and cash equivalents at end of
  period.............................  $  980,528   $   996,815   $    956,665   $   663,158   $    254,470
                                       ==========   ===========   ============   ===========   ============
Supplemental disclosures of cash flow
  information:
     Income taxes paid...............  $   26,800   $    34,297   $     45,784   $     6,435   $     42,780
                                       ==========   ===========   ============   ===========   ============
     Interest paid...................  $   19,472   $    25,006   $     20,136   $    11,566   $     92,349
                                       ==========   ===========   ============   ===========   ============
Supplemental disclosure of non-cash
  financing activities -- issuance of
  notes payable to stockholders for
  declared distributions.............  $       --   $        --   $         --   $        --   $  2,540,598
                                       ==========   ===========   ============   ===========   ============


See accompanying notes to combined financial statements.

                            THE COMPGEEKS COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Basis of Presentation. The financial statements of compgeeks.com, Evertek Computer Corporation ("Evertek"), and Evertek Trading Limited, (collectively "the CompGeeks Companies" or the "Company") are presented on a combined basis as pursuant to an agreement the companies are under common management and control. Evertek is 100% owned by an individual who also owns 50% of compgeeks.com. The other 50% of compgeeks.com is owned by another individual. Evertek Trading Limited is owned 100% by the brother of the sole shareholder of Evertek. All significant intercompany accounts and transactions are eliminated in the combined financial statements. The combined financial statements include the results of operations of compgeeks.com, Evertek, and Evertek Trading Limited for the periods from May 3, 1996 through June 30, 1999, January 1, 1996 through June 30, 1999 and August 15, 1996 through June 30, 1999, respectively.



     In April 1999, CompGeeks, Inc., was incorporated in Delaware for the sole purpose of effecting a share exchange with the CompGeeks Companies and raising capital through an initial public offering of common stock. In May 1999, CompGeeks, Inc. completed the share exchange whereby all of outstanding common stock of the CompGeeks Companies was exchanged for 17,707,000 newly issued shares of CompGeeks, Inc. (the "Exchange"). The Exchange was accounted for at historical cost in a manner similar to a pooling of interests. Prior to the Exchange, CompGeeks, Inc. was not capitalized and had no financial activity. Accordingly, the unaudited consolidated financial statements included herein for periods ended subsequent to May 1999 represent those of CompGeeks, Inc.



     Reverse Stock Split. In July 1999, the Company effected a 0.823 for one reverse stock split. All share amounts including and subsequent to the Exchange have been adjusted to reflect the share split.



     Description of Business. The Company is a global, on-line wholesaler and retailer of computer hardware that specializes in sales of excess inventory, obsolete and distressed equipment, primarily bought from manufacturers. compgeeks.com sells computers and computer peripherals to retail customers primarily through its web site as well as through third party on-line auction sites. Evertek Computer Corporation sells computer peripheral products on a business-to-business wholesale basis worldwide primarily through its web site. Evertek Trading Limited purchases computer peripheral products from Asian manufacturers and sells substantially all products to Evertek.


     ComputerGeeks Discount Outlet was incorporated in the state of California in 1996. It changed its name to compgeeks.com in April 1999 and continues to do business on the Internet under the name Computer Geeks Discount Outlet. Evertek Computer Corporation was incorporated in the state of California in 1990. Evertek Trading Limited was incorporated in Hong Kong in August 1996.


     Unaudited Interim Financial Information. The interim financial statements of the Company for the six months ended June 30, 1998 and 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally

                            THE COMPGEEKS COMPANIES
accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1999, and the results of their operations and their cash flows for the six months ended June 30, 1998 and 1999.



     Revenue Recognition. Revenue from sales of products is recognized upon shipment of the product to the customer. Customer deposits reflect advance payments required from certain customers prior to the shipment of product. Provision for sales returns is recorded at the time of sale and shipment and is determined by management based on the relationship of historical sales returns to sales for the most recent 12 months. The Company evaluates the estimated provision on a quarterly basis and the provision is adjusted to the extent actual sales returns differ from estimated amounts.


     Cash Equivalents. The Company considers all investment instruments with original maturities of three months or less to be cash equivalents. Cash equivalents at December 31, 1998 and December 31, 1997 include investments in money market funds.


     Inventory. Inventory consists of finished goods and is stated at the lower of cost or market. Cost is determined using the weighted average cost method. The Company maintains an allowance for the obsolescence of inventory. The allowance is analyzed and adjusted on a quarterly basis based on a review of specifically identifiable slow-moving and obsolete inventory. Certain foreign vendors require payment for inventory prior to shipment. These amounts are recorded as advance payments for inventory until such time as title to the inventory has transferred.


     Property and Equipment. Property and equipment is stated at cost, net of depreciation and amortization. Depreciation of equipment, furniture and fixtures is provided using the straight-line method over their estimated useful lives as follows:

                                              USEFUL LIFE
                                              -----------
Equipment...................................       5
Furniture and Fixtures......................       7

Amortization of leasehold improvements is provided using the straight-line method over the lesser of the lease term or the estimated useful life of the asset.


     Software and Website Development Costs. Prior to the implementation of Statement of Position 98-1 (SOP 98-1), internal use software and website development costs were expensed as incurred. In the first quarter of 1999, the Company adopted SOP 98-1 which requires costs to be either expensed or capitalized according to the nature and timing of the costs with respect to the development of the related software. The Company has not capitalized any software or website development costs for the six months ended June 30, 1999.


     Product Warranty Costs. The Company in certain instances provides a warranty for merchandise sold for a period which is longer than that provided by the manufacturer. The Company records a provision for estimated warranty costs at the time of sale for those

                            THE COMPGEEKS COMPANIES
products by applying a factor to sales. The factor is determined by management based on the relationship of historical warranty costs to sales for the most recent 12 months. The Company evaluates the estimated warranty provision on a quarterly basis and adjusts the provision to the extent actual warranty costs differ from estimated amounts.


     Income Taxes and Retained Earnings. compgeeks.com and Evertek Computer Corporation (the "S Corporations") have elected to be treated as S Corporations for federal and state income tax purposes. The S Corporations do not pay federal income taxes on their taxable income since their stockholders are responsible for individual federal income taxes on their respective share of the S Corporations taxable income. California franchise taxes are provided at the greater of a 1.5% rate or a minimum tax of $800. Income taxes for Evertek Trading Limited are included in the combined financial statements based on statutory rates applicable in Hong Kong. Deferred taxes are not material to the combined financial statements.

     The statements of income for the periods presented do not include a provision for income taxes using C corporation tax rates. The unaudited pro forma income tax adjustments recorded in the statements of income represent estimated federal income taxes and California franchise taxes that would have been required had the Company not elected to be treated as an S Corporation.

     The S Corporations intend to terminate their S Corporation elections immediately upon the closing of the proposed initial public offering. In addition, the Company intends to distribute to the stockholders of the S Corporation all but $500,000 of the undistributed S Corporation retained earnings.


     Stock Option Plan. The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.


     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
Of. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.


     Earnings Per Share. Basic earnings per share amounts are computed by dividing the pro forma net income by the weighted average number of shares of common stock outstanding during the period. The Company had no stock options or other potential common stock outstanding, therefore there is no difference between basic and diluted earnings per share. The net income per share is based upon the 14,572,861 shares outstanding pursuant to the Exchange, which is assumed to have occurred on January 1, 1996.

                            THE COMPGEEKS COMPANIES

     Fair Value of Financial Instruments. The carrying value of cash and cash equivalents, accounts receivable, notes receivable from stockholders, bank overdraft, accounts payable and accrued expenses approximate their fair value due to the short-term maturity of these instruments. The carrying value of lines of credit, note payable to bank, and notes payable to stockholders approximate their fair value because the instruments have interest rates and terms that are comparable to those currently offered to the Company for similar debt instruments.



     Advertising Costs. Advertising costs are expensed as incurred, and amounted to $12,623, $30,028, $71,083 for the years ended December 31, 1996, 1997, and 1998, and $11,282 (unaudited) and $57,943 (unaudited) for the six months ended June 30, 1998 and 1999, respectively.


     Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- CONCENTRATION OF CREDIT RISK


     Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various domestic financial institutions and one foreign financial institution. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, the Company's cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits. At December 31, 1997 and 1998 and June 30, 1999, the Company had deposits of $375,291, $646,605 and $244,059 (unaudited), respectively, with two domestic financial institutions. At December 31, 1997 and 1998 and June 30, 1999, the Company had deposits of $217,889, $273,476 and $10,411 (unaudited), respectively, with one foreign financial institution.


     The Company sells to end users, computer distributors and dealers throughout the world and performs ongoing credit evaluations of its customers. Most of the Company's sales terms are cash prepayment, COD or credit card payment. However, the Company's ability to collect amounts due from customers is affected by economic fluctuations that may impact its customers. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information; to date, such losses have not been material.


     For the year ended December 31, 1996, sales to one customer were $2,233,779 or 14% of all net sales generated by the Company.



     For the year ended December 31, 1997, sales to one customer were $6,654,113 or 25% of all net sales generated by the Company and 1% of accounts receivable at December 31, 1997.

                            THE COMPGEEKS COMPANIES

     For the year ended December 31, 1998, sales to one customer were $12,647,894 or 26% of all net sales generated by the Company and 19% of accounts receivable at December 31, 1998.



     For the six months ended June 30, 1999 and 1998, sales to one customer were $4,722,536 and $6,747,115, respectively or 13% and 31%, respectively of all net sales generated by the Company and 18% of accounts receivable at June 30, 1999.



     In October 1997, the Company entered into a one-year agreement with this customer to provide the customer computers and peripherals for sale on their auction web site. The agreement provides that the Company will provide products for the customer's auction and will fulfill orders entered through the auction web site. This customer pays the actual merchandise selling price and shipping charges, less a commission and any deductions for merchandise returns. The Company ships ordered products directly to the end customer who purchased the products from the auction web site, and accordingly, recognizes revenue from shipment. Both the Company and the customer continue to do business under the terms of this agreement.



     Sales to this customer for all periods are recorded by the retail segment.



NOTE 3 -- PROPERTY AND EQUIPMENT



     Property and equipment is summarized as follows:



                                                        DECEMBER 31,         JUNE 30,
                                                    --------------------    -----------
                                                      1997        1998         1999
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Equipment.........................................  $ 86,918    $174,810     $295,042
Leasehold improvements............................    61,440     125,689      178,098
Furniture and Fixtures............................    35,773      39,821       46,436
                                                    --------    --------     --------
                                                     184,131     340,320      519,576
Accumulated depreciation..........................   (46,142)    (74,447)     (98,438)
                                                    --------    --------     --------
                                                    $137,989    $265,873     $421,138
                                                    ========    ========     ========



NOTE 4 -- LINES OF CREDIT AND NOTE PAYABLE



     At December 31, 1998, the Company had available a line of credit with its primary bank in the amount of $2,000,000 for general operating cash needs which provides for interest at the option of the Company at either a base rate equal to 2.75% in excess of the bank's LIBOR-Rate or 0.5% in excess of the bank's reference rate. The line of credit is secured by substantially all assets of the Company. There was no balance outstanding on the line of credit at December 31, 1998. In April 1999, the Company amended its agreement with the bank to provide for an additional line of credit which provided for combined borrowings up to $5,000,000. The lines of credit expire on September 15, 1999. The Company intends to renew the lines of credit in the normal course of business. The Company also has available an unsecured line of credit with another bank of $65,000 for general operating cash needs which provides for interest of 11.75%. There was no balance outstanding at December 31, 1998. There is no expiration date on this line of credit.

                            THE COMPGEEKS COMPANIES

     At June 30, 1999, we were not in compliance with our quick ratio covenant and our total liabilities to tangible net worth covenant under both of our lines of credit. We obtained waivers for these covenants through June 30, 1999.



     On March 5, 1999, the Company executed a promissory note with its primary bank for $1,000,000. The interest rate and security for the note are identical to those under the Company's lines of credit. The note is due December 31, 1999.



NOTE 5 -- COMMON STOCK



     At December 31, 1997 and 1998, compgeeks.com, Evertek, and Evertek Trading Limited have authorized shares of no par value common stock of 100,000, 1,000,000, and 1,000 shares, respectively, and 2,000, 50,000 and 2 shares issued and outstanding, respectively.



NOTE 6 -- RETIREMENT PLANS


     Evertek maintained a SAR/SEP plan covering substantially all of its employees. The plan was funded only by employee contributions. Evertek made no contribution for any of the three years ended December 31, 1998. As of January 1, 1999, Evertek discontinued the SAR/SEP plan and formed a 401k retirement plan. Under this new plan, the Company will match 25% of the employees' contributions, up to four percent of their gross wages.


     As of January 1, 1998, compgeeks.com formed a profit sharing plan for the benefit of certain employees and contributed $25,000 to the plan for the year ended December 31, 1998.



NOTE 7 -- STOCK OPTIONS AND WARRANTS



     CompGeeks, Inc. adopted a Stock Incentive Plan in May 1999. CompGeeks, Inc. has authorized 1,646,000 shares of common stock for issuance under the plan. The 1999 Stock Incentive Plan is divided into five separate programs:



     - the discretionary option grant program under which our eligible employees may receive options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;



     - the stock issuance program under which eligible employees may purchase shares of common stock directly, at a price of at least 100% of their fair market value at the time of issuance, or receive shares as a bonus tied to the performance of services;



     - the salary investment option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees to use a portion of their base salary to acquire special below-market stock options;



     - the automatic option grant program, under which we will automatically grant options at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

                            THE COMPGEEKS COMPANIES

     - the director fee option grant program which may, in the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members to use a portion of the annual retainer fee otherwise payable to them in cash each year to acquire special below-market options.



     In connection with the closing of the offering, 492,214 options will be granted to employees, officers and directors. 140,000 of the options vest as follows: 50% vest and become exercisable after one year of service, with the remainder thereafter vesting and becoming exercisable ratably over 36 monthly installments. 30,000 of the options vest as follows: 33.3% vest and become exercisable 12 months after the closing of the offering; 33.3% vest and become exercisable 24 months after the closing of the offering, with the remainder thereafter vesting and becoming exercisable 36 months after the closing of the offering. The remaining 322,214 options vest as follows: 50% vest and become exercisable 12 months after the closing of the offering, with the remainder thereafter vesting and becoming exercisable ratably over 36 monthly installments. All options will have a term of 10 years and will have an exercise price equal to the fair market value on the date of grant. In accordance with APB 25, no compensation expense will result from the grant of these options.



     In connection with the offering, CompGeeks, Inc. will issue a warrant to the underwriters of the offering to purchase shares of common stock equal to 5% of the number of shares sold in the offering, or up to 287,500 shares. The price of the warrant will be $0.01 and the exercise price per share of common stock will be equal to 120% of the initial public offering price. The warrant has a term of 5 years from the effective date of the offering. The value ascribed to the warrants will be calculated using the Black-Scholes model and will be offset against the proceeds from the offering.



NOTE 8 -- OTHER INCOME



     Other income is summarized as follows:



                                                                        SIX MONTHS
                                                                           ENDED
                                          YEARS ENDED DECEMBER 31,       JUNE 30,
                                         --------------------------   ---------------
                                          1996     1997      1998      1998     1999
                                         ------   -------   -------   ------   ------
                                                                        (UNAUDITED)
Insurance settlement...................  $   --   $31,916   $68,813   $   --   $   --
Gain on sale of assets.................      --     2,002     1,035       --       --
Miscellaneous..........................   4,000    10,464       250    1,927    1,483
                                         ------   -------   -------   ------   ------
                                         $4,000   $44,382   $70,098   $1,927   $1,483
                                         ======   =======   =======   ======   ======



NOTE 9 -- COMMITMENTS AND CONTINGENCIES



     Leases. The Company has noncancelable operating leases for offices and distribution facilities and certain equipment that expire at various dates through 2005. During February 1999, one of the stockholders of the Company purchased a Company occupied facility from an unrelated party which the Company now leases directly from the stockholder.

                            THE COMPGEEKS COMPANIES

Future minimum lease payments subsequent to February 1999 related to this facility are reflected as related party in the table below.

     Future minimum lease payments under noncancelable operating leases as of December 31, 1998 are as follows:


              YEAR ENDING                           RELATED
             DECEMBER 31,                 OTHER      PARTY       TOTAL
---------------------------------------  -------    --------    --------
  1999.................................  $34,367    $128,333    $162,700
  2000.................................    8,700     158,450     167,150
  2001.................................    3,700     163,000     166,700
  2002.................................    2,700     110,000     112,700
  2003.................................    1,800          --       1,800
                                         -------    --------    --------
                                         $51,267    $559,783    $611,050
                                         =======    ========    ========



     Rent expense incurred for all operating leases amounted to $54,411, $129,586, $149,450, and $103,701 (unaudited) for the years ended December 31, 1996, 1997, and 1998, and the six months ended June 30, 1999, respectively.


     The Company began leasing an additional office and distribution facility effective April 1, 1999 as part of its expansion. Future minimum payments under this lease are as follows:

                YEAR ENDING
               DECEMBER 31,
               ------------
  1999.....................................  $  126,000
  2000.....................................     189,510
  2001.....................................     222,249
  2002.....................................     258,303
  2003.....................................     295,020
  Thereafter...............................     380,250
                                             ----------
                                             $1,471,332
                                             ==========

     Contingencies. The Company has been involved in various claims and legal proceedings in the ordinary course of business. The ultimate disposition of these matters is not expected to have a material adverse effect on the Company's combined financial statements taken as a whole.


NOTE 10 -- RELATED PARTY TRANSACTIONS



     During 1998, compgeeks.com loaned $100,000 to a stockholder. At December 31, 1998, the balance due on the note was $88,000. The terms of the note provide for interest commencing April 1999, at the rate of 6%. The note is due and payable in full in October 1999 and is secured by the stockholder's residence.



     During 1998, Evertek Trading Limited loaned $158,110 to its stockholder. At December 31, 1998, the balance due was $158,110. The loan had no terms and was repaid in May 1999.

                            THE COMPGEEKS COMPANIES

     In February 1999, a stockholder purchased the Company's Oceanside, California headquarters and distribution facility from an unrelated party. (See
Note 9)



     On May 10, 1999, the Company issued a 10% demand promissory note in the amount of $501,305 from compgeeks.com to each of its two stockholders and a 10% demand promissory note in the amount of $1,537,988 from Evertek to its sole stockholder.



NOTE 11 -- SEGMENT INFORMATION



     The Company believes that all of its material operations are part of the computer industry, and it currently reports as a single industry segment. The Company's two reportable segments are defined by sales distribution channel and include wholesale (business-to-business) and retail (business-to-consumer) segments. These segments are both geographically aligned business units and include four world regions. Inter-segment sales are made at cost or prices slightly above cost. The Company analyzes segment performance based on revenues. Revenues derived from the wholesale and retail segments are summarized below:



                                                                     SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                   JUNE 30,
                       ---------------------------------------   -------------------------
                          1996          1997          1998          1998          1999
                       -----------   -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)
Wholesale............  $14,545,773   $22,448,246   $38,950,065   $18,635,333   $30,551,191
Retail...............    2,677,678     8,960,473    18,206,949     8,809,620     9,583,729
Inter-Segment........   (1,451,279)   (4,490,920)   (7,642,363)   (5,983,938)   (3,709,573)
                       -----------   -----------   -----------   -----------   -----------
                       $15,772,172   $26,917,799   $49,514,651   $21,461,015   $36,425,347
                       ===========   ===========   ===========   ===========   ===========



     Gross profit derived from the wholesale and retail segments is as follows:



                                                                     SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                   JUNE 30,
                       ---------------------------------------   -------------------------
                          1996          1997          1998          1998          1999
                       -----------   -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)
  Wholesale..........  $ 2,335,695   $ 3,319,122   $ 5,402,856   $ 2,659,919   $ 3,611,819
  Retail.............  $   690,099   $ 2,090,642   $ 4,130,936   $ 2,145,925   $ 2,234,806



     The Company derived 9%, 3% and 1% of revenue in the years ending December 31, 1996, 1997 and 1998, respectively, from customers outside the United States. All sales are settled in U.S. dollars. Revenue by geographic area is summarized as follows:



                                                                     SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                   JUNE 30,
                       ---------------------------------------   -------------------------
                          1996          1997          1998          1998          1999
                       -----------   -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)
North America........  $14,402,670   $26,040,297   $48,987,217   $21,296,617   $35,978,594
Asia.................      775,308       470,987        84,647        70,597        51,501
Europe...............      192,138        85,041       282,580        31,770       239,126
Other................      402,056       321,474       160,207        62,031       156,126
                       -----------   -----------   -----------   -----------   -----------
                       $15,772,172   $26,917,799   $49,514,651   $21,461,015   $36,425,347
                       ===========   ===========   ===========   ===========   ===========

                            THE COMPGEEKS COMPANIES

     Total assets by segment as of December 31, 1997 and 1998 and June 30, 1999 are as follows:



                                                 DECEMBER 31,
                                           ------------------------     JUNE 30,
                                              1997          1998          1999
                                           ----------    ----------    -----------
                                                                       (UNAUDITED)
Wholesale................................  $2,214,066    $4,507,857    $7,157,408
Retail...................................     997,686     2,194,770     1,896,392
                                           ----------    ----------    ----------
                                           $3,211,752    $6,702,627    $9,053,800
                                           ==========    ==========    ==========



     Capital expenditures for property and equipment by segment for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 are as follows:



                                         DECEMBER 31,              JUNE 30,
                                     --------------------    --------------------
                                       1997        1998        1999        1998
                                     --------    --------    ---------    -------
                                                                 (UNAUDITED)
Wholesale..........................  $101,560    $127,321    $ 45,282     $73,131
Retail.............................    21,636      34,917     133,974      26,096
                                     --------    --------    --------     -------
                                     $123,196    $162,238    $179,256     $99,227
                                     ========    ========    ========     =======



NOTE 12 -- PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENTS (UNAUDITED)



     The unaudited pro forma combined balance sheet as of June 30, 1999, the combined statements of income for the years ended December 31, 1996, 1997 and 1998, and the combined statement of changes in stockholders' equity for the six months ended June 30, 1999 have been presented to give pro forma effect to the distributions to be made to stockholders and the conversion of the Company from S Corporation status to C Corporation status.


     The following is a description of the unaudited pro forma adjustments:


          (a) Prior to completion of the IPO, the S Corporations intend to distribute to the stockholders amounts in excess of $500,000 of retained earnings ($1,216,415 at June 30, 1999). Distributions totaling $6,728,838 have been declared through June 1999, $4,188,240 which were paid through June 1999 and $2,540,598 for which notes payable to the stockholders have been executed.


          (b) In conjunction with the termination of the S Corporation election income taxes are computed assuming an effective rate of 40% in accordance with C Corporation tax rates.

                            THE COMPGEEKS COMPANIES

     The pro forma provision for income taxes consists of:


                                                                SIX MONTHS ENDED
                            YEARS ENDED DECEMBER 31,                JUNE 30,
                       -----------------------------------   -----------------------
                         1996         1997         1998         1998         1999
                       ---------   ----------   ----------   ----------   ----------
                                                                   (UNAUDITED)
Current expense:
  Federal............  $ 615,427   $  853,808   $1,699,530   $  878,400   $  767,977
  State..............    166,771      226,497      436,750      256,465      239,538
                       ---------   ----------   ----------   ----------   ----------
                         782,198    1,080,305    2,136,280    1,134,865    1,007,515
                       ---------   ----------   ----------   ----------   ----------

Deferred expense
  (benefit):
  Federal............   (119,501)     (20,119)    (124,946)      19,292       53,586
  State..............    (17,911)          54      (15,248)       8,047      (3,523)
                       ---------   ----------   ----------   ----------   ----------
                        (137,412)     (20,065)    (140,194)      27,339       50,063
                       ---------   ----------   ----------   ----------   ----------
                       $ 644,786   $1,060,240   $1,996,086   $1,162,204   $1,057,578
                       =========   ==========   ==========   ==========   ==========


     Total pro forma provision for income taxes differs from the "expected" pro forma tax expense (computed by applying the federal corporate income tax rate to the pro forma income before taxes) as follows:


                                                                         SIX MONTHS
                                         YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                         -------------------------     ---------------
                                         1996      1997      1998      1998      1999
                                         -----     -----     -----     -----     -----
                                                                         (UNAUDITED)
Computed "expected" pro forma income
  tax expense..........................   34%       34%       34%       34%       34%
State income taxes, net of federal
  benefit..............................    6%        6%        6%        6%        6%
                                          --        --        --        --        --
                                          40%       40%       40%       40%       40%
                                          ==        ==        ==        ==        ==



     In accordance with SFAS No. 109, the Company, upon termination of its S Corporation election, will be required to recognize a deferred tax asset for the effect of cumulative temporary differences as of the date of termination. The amount of deferred tax asset that would have been recognized at June 30, 1999 had the S corporation election been terminated as of that date is approximately $246,000.

INSIDE BACK COVER:

White text at top of page over warehouse image reads "SOURCED GLOBALLY". Three-dimensional blue and green globes depict eastern and western hemispheres. White text reading "WE SEARCH THE WORLD OVER FOR THE BEST PRICES" arcs over western hemisphere (foreground.) White text on black ovals point to various equipment source locations.


OUTSIDE BACK COVER:

Page-sized light background image of computer monitor.
Centered at bottom third of page is CompGeeks, Inc. logo.

Below that, centered text: "Don't be a dork... shop at The Geeks."(sm)

Below that, centered text:

2370 Oak Ridge Way
Vista, CA 92083
Voice: 760.734.3681
Fax: 760.734.3682

Below that, centered text: "www.compgeeks.com", "www.evertek.com", "www.wholesaleauction.com".

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant are as follows. All amounts other than the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee are estimates.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................   $16,958
NASD filing fee.............................................         *
Nasdaq National Market listing fee..........................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Printing and engraving......................................         *
Blue sky fees and expenses (including legal fees)...........         *
Transfer agent fees.........................................         *
Miscellaneous...............................................         *
                                                               -------
Total.......................................................   $     *
                                                               =======

-------------------------

* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

     As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Restated Bylaws of the Registrant provide that (1) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (3) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (4) the rights conferred in the bylaws are not exclusive.

     The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

     Reference is also made to Section      of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Certificate of Incorporation, bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act of 1933.

     The Registrant has applied for liability insurance for its officers and directors.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere in this prospectus:

                        DOCUMENT                          EXHIBIT NUMBER
                        --------                          --------------
Underwriting Agreement (draft dated              ,
  1999).................................................        1.1
Form of Amended and Restated Certificate of
  Incorporation of Registrant...........................        3.2
Form of Restated Bylaws of Registrant...................        3.4
Form of Director Indemnification Agreement..............       10.4
Form of Officer Indemnification Agreement...............       10.5

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Registrant has sold and issued the following securities since January 1, 1996:

     On May 28, 1999 the founders of compgeeks.com, Evertek Computer Corporation and Evertek Trading Limited, exchanged their shares for our shares so that compgeeks.com, Evertek Computer Corporation and Evertek Trading Limited became our wholly owned subsidiaries.

     The above securities were offered and sold by the Registrant in reliance upon Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.


     NUMBER                             DESCRIPTION
    --------                            -----------
     1.1+       Form of Underwriting Agreement.
     3.1        Certificate of Incorporation, as amended.
     3.2*       Form of Amended and Restated Certificate of Incorporation to
                be in effect upon the closing of this offering.
     3.3*       Bylaws.
     3.4*       Form of Restated Bylaws to be in effect upon the closing of this offering.
     4.1+       Specimen common stock certificate.
     5.1+       Opinion of Brobeck, Phleger & Harrison LLP.
    10.1+       Form of Warrant Agreement between us and EVEREN Securities,
                Inc., dated              , 1999.
    10.2+       Form of Common Stock Warrant between us and EVEREN
                Securities, Inc., dated              , 1999.
    10.3*       Form of Employee Proprietary Information and Inventions
                Agreement.
    10.4*       Form of Indemnification Agreement between us and each of our directors.
    10.5*       Form of Indemnification Agreement between us and each of our officers.
    10.6*       Share Exchange Agreement by and among compgeeks.com, Evertek
                Computer Corporation, Evertek Trading, CompGeeks, Inc. and
                the stockholders thereof dated May 28, 1999.
    10.7*       1999 Stock Incentive Plan.
    10.8*       Demand Promissory Note between Computer Geeks Discount
                Outlet, Inc. and Frank Segler dated May 10, 1999.
    10.9*       Demand Promissory Note between Computer Geeks Discount
                Outlet, Inc. and Scott Kusel dated May 10, 1999.
    10.10*      Demand Promissory Note between Evertek Computer Corporation and Frank Segler dated May 10, 1999.
    10.11*      Lease between Oak Ridge 13, LLC and Computer Geeks Discount
                Outlet, Inc. dated March 26, 1999.
    10.12*      Lease between United Holdings Trust and Evertek Computer
                Corporation dated February 1, 1999.
    10.13*      Business Loan Agreement between Union Bank of California and
                Evertek Computer Corporation dated September 15, 1998.
    10.14*      Promissory Note issued to Union Bank of California dated
                September 15, 1998.
    10.15*      Second Amendment to Union Bank of California Business Loan
                Agreement with Evertek Computer Corporation.
    10.16*      Second Amendment to Promissory Note issued to Union Bank of
                California.
    10.17++     Contract with ONSALE, Inc. dated October 2, 1997.
    10.18*      IBM Surplus PC Reseller Agreement with Evertek Computer
                Products dated April 1, 1999.
    10.19*      Secured Promissory Note between Computer Geeks Discount
                Outlet, Inc. and Scott Kusel dated October 8, 1998.
    10.20*      Promissory Note between Evertek Computer Corporation and
                Union Bank of California dated March 5, 1999.
    10.21       Third Amendment to Union Bank of California Business Loan
                Agreement with Evertek Computer Corporation dated May 26,
                1999.

     NUMBER                             DESCRIPTION
    --------                            -----------
    10.22       Business Loan Agreement between Union Bank of California and
                Computer Geeks Discount Outlet, Inc. dated April 20, 1999.
    10.23       Continuing Guarantee between Union Bank of California and
                Computer Geeks Discount Outlet, Inc. dated April 20, 1999.
    10.24       Fifth Amendment to Union Bank of California Business Loan
                Agreement with Evertek Computer Corporation dated July 16,
                1999.
    11.1+       Statement re: Computation of Basic and Diluted Net Loss Per
                Share
    21.1*       Subsidiaries of the Registrant.
    23.1        Report on Schedule and Consent of KPMG LLP
    23.2+       Consent of Brobeck, Phleger & Harrison LLP (included in
                Exhibit 5.1)
    24.1*       Powers of Attorney (See Signature Page on Page II-6).
    27.1*       Financial Data Schedule.


-------------------------

 +  To be filed by amendment.



++ We have sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.



 *  Previously filed.


(b) Financial Statement Schedule.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California, on this 19th day of July, 1999.


                                     COMPGEEKS, INC.

                                     By:          /s/ FRANK SEGLER
                                        ----------------------------------------
                                         Name: Frank Segler
                                         Title: Chairman and Chief Executive
                                         Officer


     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on July 19, 1999:



              SIGNATURE                             TITLE(S)                     DATE
              ---------                             --------                     ----
          /s/ FRANK SEGLER                Chairman and Chief Executive      July 19, 1999
------------------------------------      Officer (Principal Executive
            Frank Segler                            Officer)

*                                      President, Chief Operating Officer   July 19, 1999
------------------------------------              and Director
Scott Kusel

       /s/ WILLIAM C. BOUSEMA            Vice President, Chief Financial    July 19, 1999
------------------------------------    Officer and Secretary (Principal
         William C. Bousema                       Financial and
                                               Accounting Officer)

           /s/ GREG HANSEN             Chief Information Officer, General   July 19, 1999
------------------------------------          Counsel and Director
             Greg Hansen

*                                                   Director                July 19, 1999
------------------------------------
Robert K. Green

*                                                   Director                July 19, 1999
------------------------------------
Stephen G. Holmes

        *By: /s/ FRANK SEGLER                                               July 19, 1999
   ------------------------------
            Frank Segler
          Attorney-In-Fact

                            THE COMPGEEKS COMPANIES

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                      THREE YEARS ENDED DECEMBER 31, 1998

              COLUMN A                 COLUMN B    COLUMN C       COLUMN D       COLUMN E
              --------                ----------   ---------   --------------   ----------
                                      BALANCE AT                                BALANCE AT
                                      BEGINNING                                    END
            DESCRIPTION               OF PERIOD    ADDITIONS   DEDUCTIONS (a)   OF PERIOD
            -----------               ----------   ---------   --------------   ----------
Allowance for inventory
  obsolescence:
  1998..............................   $45,000      $65,893       $(40,893)      $70,000
                                       =======      =======       ========       =======
  1997..............................   $25,000      $73,631       $(53,631)      $45,000
                                       =======      =======       ========       =======
  1996..............................   $    --      $35,996       $(10,996)      $25,000
                                       =======      =======       ========       =======
Allowance for doubtful accounts:
  1998..............................   $ 7,965      $28,336       $(23,045)      $13,256
                                       =======      =======       ========       =======
  1997..............................   $ 4,000      $18,013       $(14,048)      $ 7,965
                                       =======      =======       ========       =======
  1996..............................   $    --      $35,772       $(31,772)      $ 4,000
                                       =======      =======       ========       =======

-------------------------
(a) Amount written off as either obsolete or uncollectible

                               INDEX TO EXHIBITS


 NUMBER                             DESCRIPTION
--------                            -----------
 1.1+       Form of Underwriting Agreement.
 3.1        Certificate of Incorporation, as amended.
 3.2*       Form of Amended and Restated Certificate of Incorporation to
            be in effect upon the closing of this offering.
 3.3*       Bylaws.
 3.4*       Form of Restated Bylaws to be in effect upon the closing of this offering.
 4.1+       Specimen common stock certificate.
 5.1+       Opinion of Brobeck, Phleger & Harrison LLP.
10.1+       Form of Warrant Agreement between us and EVEREN Securities,
            Inc., dated              , 1999.
10.2+       Form of Common Stock Warrant between us and EVEREN
            Securities, Inc., dated              , 1999.
10.3*       Form of Employee Proprietary Information and Inventions
            Agreement.
10.4*       Form of Indemnification Agreement between us and each of our directors.
10.5*       Form of Indemnification Agreement between us and each of our officers.
10.6*       Share Exchange Agreement by and among compgeeks.com, Evertek
            Computer Corporation, Evertek Trading, CompGeeks, Inc. and
            the stockholders thereof dated May 28, 1999.
10.7*       1999 Stock Incentive Plan.
10.8*       Demand Promissory Note between Computer Geeks Discount
            Outlet, Inc. and Frank Segler dated May 10, 1999.
10.9*       Demand Promissory Note between Computer Geeks Discount
            Outlet, Inc. and Scott Kusel dated May 10, 1999.
10.10*      Demand Promissory Note between Evertek Computer Corporation and Frank Segler dated May 10, 1999.
10.11*      Lease between Oak Ridge 13, LLC and Computer Geeks Discount
            Outlet, Inc. dated March 26, 1999.
10.12*      Lease between Unified Holdings Trust and Evertek Computer
            Corporation dated February 1, 1999.
10.13*      Business Loan Agreement between Union Bank of California and
            Evertek Computer Corporation dated September 15, 1998.
10.14*      Promissory Note issued to Union Bank of California dated
            September 15, 1998.
10.15*      Second Amendment to Union Bank of California Business Loan
            Agreement with Evertek Computer Corporation.
10.16*      Second Amendment to Promissory Note issued to Union Bank of
            California.
10.17++     Contract with ONSALE, Inc. dated October 2, 1997.
10.18*      IBM Surplus PC Reseller Agreement with Evertek Computer
            Products dated April 1, 1999.
10.19*      Secured Promissory Note between Computer Geeks Discount
            Outlet, Inc. and Scott Kusel dated October 8, 1998.
10.20*      Promissory Note between Evertek Computer Corporation and
            Union Bank of California dated March 5, 1999.
10.21       Third Amendment to Union Bank of California Business Loan
            Agreement with Evertek Computer Corporation dated May 26,
            1999.
10.22       Business Loan Agreement between Union Bank of California and
            Computer Geeks Discount Outlet, Inc. dated April 20, 1999.

 NUMBER                             DESCRIPTION
--------                            -----------
10.23       Continuing Guarantee between Union Bank of California and
            Computer Geeks Discount Outlet, Inc. dated April 20, 1999.
10.24       Fifth Amendment to Union Bank of California Business Loan
            Agreement with Evertek Computer Corporation dated July 16,
            1999.
11.1+       Statement re: Computation of Basic and Diluted Net Loss Per
            Share.
21.1*       Subsidiaries of the Registrant.
23.1        Consent of KPMG LLP
23.2+       Consent of Brobeck, Phleger & Harrison LLP (included in
            Exhibit 5.1)
24.1*       Powers of Attorney (See Signature Page on Page II-6).
27.1*       Financial Data Schedule.


-------------------------

 +  To be filed by amendment.



++ We have sought confidential treatment pursuant to Rule 406 of portions of the referenced exhibit.



 *  Previously filed.